      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1999


                                                      REGISTRATION NO. 333-77325

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                              NEVADA POWER COMPANY

             (Exact name of registrant as specified in its charter)

            NEVADA                           4911                  88-0045330
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

   6226 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89146, TELEPHONE (702)367-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   MICHAEL R. NIGGLI, CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHIEF OPERATING
                         OFFICER, NEVADA POWER COMPANY

        P.O. BOX 230, LAS VEGAS, NEVADA 89151, TELEPHONE (702) 367-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                           John R. Rottschaefer, Esq.
                            Best Best & Krieger LLP
                                 P.O. Box 1028
                          Riverside, California 92502
                                 (909) 686-1450

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            ------------------------

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This registration statement covers the registration of $130,000,000 principal amount of 6.20% Senior Unsecured Notes, Series B due April 15, 2004, referred to herein as the exchange notes, of Nevada Power Company that may be exchanged for equal principal amounts of its outstanding 6.20% Senior Unsecured Notes, Series A due April 15, 2004, referred to herein as the old notes and, collectively with the exchange notes, the notes. The complete prospectus relating to the exchange offer follows immediately after this explanatory note.

                           EXCHANGE OFFER RELATING TO
                                  $130,000,000

                              NEVADA POWER COMPANY

   [LOGO]
           6.20% SENIOR UNSECURED NOTES, SERIES B DUE APRIL 15, 2004
                               ------------------

                            TERMS OF EXCHANGE OFFER

    - We are offering to exchange the notes that we sold in a private offering for new registered exchange notes.


    - The exchange offer expires 5:00 p.m., New York City time, June 25, 1999, unless extended.


    - Tenders of old notes may be withdrawn any time prior to the expiration of the exchange offer.

    - All old notes that are validly tendered and not validly withdrawn will be exchanged.

    - We believe that the exchange of the old notes will not be a taxable exchange for U.S. federal income tax purposes.

    - The terms of the exchange notes we will issue in the exchange offer are identical to the old notes, except the new notes are not subject to transfer restrictions or entitled to registration rights as were the old notes.

                            ------------------------

                               THE EXCHANGE NOTES


    We will pay interest on the exchange notes on April 15 and October 15 of each year, beginning October 15, 1999. The exchange notes will mature on April 15, 2004. We may redeem the exchange notes, in whole or in part, at any time at the redemption prices described in this document. For a more detailed description of the terms of the exchange notes, see the section "Description of the Exchange Notes" beginning on page 25.


    The exchange notes will be senior unsecured general obligations of Nevada Power and will rank equally with all of our other senior unsecured indebtedness.
                            ------------------------

                          PRINCIPAL EXECUTIVE OFFICES

    Our headquarters are located at 6226 West Sahara Avenue, Las Vegas, Nevada 89146, our telephone number is (702) 367-5000.
                            ------------------------

    We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

    INVESTING IN THE NOTES ISSUED IN THE EXCHANGE OFFER INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.


    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution," beginning on page 40.


    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         Prospectus dated May 14, 1999

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Forward-Looking Statements.....................          2
Prospectus Summary.............................          3
The Company....................................          3
The Exchange Offer.............................          4
Summary of Terms of the Exchange Notes.........          6
Selected Historical Financial Information......          8
Risk Factors...................................         10
Use of Proceeds................................         12
Capitalization.................................         13
The Exchange Offer.............................         14

                                                   PAGE
                                                 ---------
Description of the Exchange Notes..............         25
Book-Entry System; Delivery and Form...........         34
Material U.S. Federal Income Tax
  Consequences.................................         37
Plan of Distribution...........................         40
Legal Matters..................................         41
Experts........................................         41
Where You Can Find More Information............         41
Incorporation of Documents by Reference........         42
Exhibit A--Letter of Transmittal...............        A-1


                            ------------------------

    The terms "Nevada Power," "company," "we," "our" and "us" refer to Nevada Power Company and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include those related to future events set forth under the sections "Prospectus Summary-- The Company," "Risk Factors--Risks Resulting from our Pending Merger," "Capitalization" and, including in particular, the statements as to:

    - The anticipated mid-1999 completion of our merger with Sierra Pacific Resources

    - The anticipated redemption of our preferred stock

    - The anticipated benefits of the merger

    - The anticipated divestiture of our generating assets

    - Our expectations as to legislative action dealing with competition

    In addition, in those and other portions of this prospectus, including the documents incorporated by reference, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to the company or our management, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Nevada Power. Among the important factors are:

    - The receipt of favorable and timely regulatory approvals and clearances

    - Increased competition resulting from customer choice of electricity provider

    - Industry restructuring initiatives undertaken to deal with customer choice legislation

    - Uncertainties surrounding divestiture of generating assets

    - Availability of capital and manpower to enlarge and improve our transmission and distribution facilities

    - Delays in implementing the merger with Sierra Pacific Resources

    - Availability of supplies of natural resources

    - The comparative cost and availability of alternative fuels

    - Various other factors beyond the control of the company, including those listed in our Form 10-K or other reports made to the SEC

    We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE NOTES WE ARE OFFERING, AND OTHER RELEVANT INFORMATION ABOUT THE EXCHANGE NOTES, THE EXCHANGE OFFER AND ABOUT OUR COMPANY. TO UNDERSTAND THIS EXCHANGE OFFER FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS. WE WROTE THIS PROSPECTUS USING THE SEC'S NEWLY-ADOPTED "PLAIN ENGLISH" RULE. THIS RULE REQUIRES THAT WE WRITE WITHOUT THE "LEGALESE" TYPICALLY FOUND IN MOST DOCUMENTS PREVIOUSLY FILED WITH THE SEC (SEE "WHERE YOU CAN GET MORE INFORMATION") IN ORDER TO PROVIDE YOU WITH A MORE MEANINGFUL AND UNDERSTANDABLE DOCUMENT.

                                  THE COMPANY

    We are engaged in the electric utility business in the City of Las Vegas and vicinity in southern Nevada. At December 31, 1998, we served approximately 548,796 customers in those areas, which have a population of approximately 1,361,700. In 1998, we obtained our electric energy requirements as follows: 38% coal generation, 18% oil and natural gas, and 44% purchased power, including hydroelectric.

    Our service territory continues to grow at a rapid pace. The annual rates of growth in number of customers and in sales has been as follows:

                                                           CUSTOMER GROWTH    KILOWATT-HOUR SALES
                                                         -------------------  -------------------
1998...................................................            5.9%                 2.1%
1997...................................................            6.4%                 6.6%
1996...................................................            7.2%                13.1%

    In 1997, the Nevada State Legislature enacted legislation to separate traditional electric service into regulated and unregulated services. We expect that the generation and marketing of electricity and some other related services will not be regulated in the future while the transmission and distribution of electricity will continue to be regulated. The legislation authorizes customers to obtain generation and marketing services from alternative sellers starting no later than December 31, 1999. Bills are pending in the legislature which would delay the beginning of customer choice until early in 2000. In addition, the legislation allows the Public Utilities Commission of Nevada to authorize full recovery by utilities of costs which the Nevada commission determines to be stranded that is, costs which we would be unable to recover from customers in an unregulated environment. The legislation does not guarantee that we will fully recover these stranded costs. In response to this legislation, we have formed a team of high-level employees to work exclusively on our response to the legislation and its possible impact on us. At the present time, we cannot predict what impact the legislation may have on our customer base, or the effect, if any, on our future corporate structure, financial position or results of operations.

    In April 1998, we entered into a merger agreement with Sierra Pacific Resources, a Nevada utility holding company. After the merger we will be a subsidiary of Sierra Pacific Resources. Sierra Pacific Power Company, the utility operating subsidiary of Sierra Pacific Resources, will also be a subsidiary of Sierra Pacific Resources. Both utilities will retain their names and identities in their existing territories.

    Nevada Power Company will not be the surviving corporation in the merger. However, the surviving corporation, which will be a subsidiary of Sierra Pacific Resources, will automatically assume all of our rights and liabilities, including assuming the exchange notes and all other outstanding securities. Neither Sierra Pacific Resources nor any other company, other than the surviving corporation in the merger, will be responsible for any payments on the exchange notes after the merger.

    The merger has been approved by the stockholders of Nevada Power and Sierra Pacific Resources and by the Federal Energy Regulatory Commission. Additional approval of the SEC is required. We expect to complete the merger by mid-1999. The merger has also been approved by the Nevada commission subject to some important conditions. One of these conditions is that we divest all of our electric generating assets. We expect to sell these assets in 1999 or 2000. For details, see our Form 10-K for the year ended December 31, 1998.

    Our principal executive offices are located in Las Vegas, Nevada, and our mailing address is P.O. Box 230, Las Vegas, Nevada 89151, telephone number (702) 367-5000.

                               THE EXCHANGE OFFER

    On March 30, 1999, we issued $130,000,000 principal amount of 6.20% Senior Unsecured Notes, Series A, due April 15, 2004 to Prudential Securities Incorporated, PaineWebber Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated in a private offering. These notes are sometimes called the "old notes" in this prospectus. These initial purchasers sold the old notes to institutional and foreign investors in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.


Exchange and Registration Rights
Agreement.........................  When we issued the old notes, we entered into an exchange and registration rights agreement with the
                                    initial purchasers in which we agreed, among other
                                    things, to deliver to you this prospectus and to
                                    complete an exchange offer.

The Exchange Offer................  Under the terms of the exchange offer, you are entitled to exchange the old notes in the exchange offer for
                                    registered exchange notes with substantially identical
                                    terms. You should read the discussion under the heading
                                    "Summary of Terms of the Exchange Notes" for further
                                    information regarding the exchange notes.

                                    As of the date of this prospectus, there are
                                    $130,000,000 principal amount of the old notes
                                    outstanding. The old notes may be tendered in the
                                    exchange only in integral multiples of $1,000.

Resales of Exchange Notes.........  We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or
                                    otherwise transferred by you without compliance with the
                                    registration and prospectus delivery provisions of the
                                    Securities Act, provided:

                                    - that you are acquiring the exchange notes in the
                                    ordinary course of your business;

                                    - you are not participating, do not intend to
                                    participate, and have no arrangement or understanding
                                      with any person to participate, in the distribution of
                                      the exchange notes; and

                                    - you are not an affiliate of ours.

                                    If any of the foregoing are not true and you transfer
                                    any exchange note without delivering a prospectus
                                    meeting the requirements of the Securities Act or
                                    without an exemption from the registration requirements
                                    of the Securities Act, you may incur liability under the
                                    Securities Act. We do not assume or indemnify you
                                    against this liability.

                                    Each broker-dealer that is issued exchange notes for its
                                    own account in exchange for old notes that were acquired
                                    by the broker-dealer as a result of market making or
                                    other trading activities must acknowledge that it will
                                    deliver a prospectus meeting the requirements of the
                                    Securities Act in connection with any resale of the
                                    exchange notes. A broker-dealer may use this prospectus
                                    for an offer to resell, resale or other transfer of the
                                    exchange notes.

Consequences of Failure to
Exchange Old Notes................  If you do not exchange your old notes for exchange notes, you will no longer be able to require us to
                                    register the old notes under the Securities Act. In
                                    addition, you will not be able to offer or sell the old
                                    notes unless they are registered under the Securities
                                    Act, or unless you offer or sell them under an exemption
                                    from the requirements of, or in a transaction not
                                    subject to, the Securities Act. Accordingly, the
                                    liquidity of the market for such old notes could be
                                    adversely affected.

Expiration Date...................  The exchange offer will expire at 5:00 p.m., New York
                                    City time, June 25, 1999, unless we decide to extend the
                                    expiration date.

Conditions to the Exchange
Offer.............................  We may terminate or amend the exchange offer if:

                                    - any legal proceeding, government action or other
                                    adverse development materially impairs our ability to
                                      complete the exchange offer;

                                    - any SEC rule, regulation or interpretation materially
                                      impairs the exchange offer; or

                                    - we have not obtained any necessary governmental
                                    approvals with respect to the exchange offer.

                                    We may waive any or all of these conditions. At this
                                    time, there are no adverse proceedings, actions or
                                    developments pending or, to our knowledge, threatened
                                    and no governmental approvals are necessary to complete
                                    the exchange offer.

Procedures for Tendering
Old Notes.........................  If you wish to accept the exchange offer, you must complete, sign and date the attached letter of
                                    transmittal, or a facsimile of the letter of transmittal
                                    and transmit it together with all other documents
                                    required by the letter of transmittal, to IBJ Whitehall
                                    Bank & Trust Company, as exchange agent at the address
                                    set forth on the cover page of the letter of
                                    transmittal. Alternatively, you can tender your old
                                    notes by following the procedures for book-entry
                                    transfer, as described in this document.

Special Procedures for Beneficial
Owners............................  If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or
                                    other nominee and you wish to tender your old notes in
                                    the exchange offer, you should contact the registered
                                    holder

                                    promptly and instruct it to tender on your behalf. If
                                    you wish to tender on your own behalf, you must, prior
                                    to completing and executing the letter of transmittal
                                    and delivering your old notes, either arrange to have
                                    your notes registered in your name or obtain a properly
                                    completed bond power from the registered holder.

Guaranteed Delivery Procedures....  If you wish to tender your old notes and you cannot get your required documents to the exchange agent by the
                                    expiration date, you may tender your old notes according
                                    to the guaranteed delivery procedure described under the
                                    heading "The Exchange Offer--Guaranteed Delivery
                                    Procedure."

Withdrawal Rights.................  You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the
                                    expiration date. To withdraw, you must send a written or
                                    facsimile transmission notice of withdrawal to the
                                    exchange agent at its address set forth under "The
                                    Exchange Offer--Exchange Agent" in this document by 5:00
                                    p.m., New York City time, on the expiration date.

Acceptance of Old Notes and
Delivery of Exchange Notes........  If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all old
                                    notes that are properly tendered in the exchange offer
                                    prior to 5:00 p.m., New York City time, on the
                                    expiration date. We will deliver the exchange notes
                                    promptly after the expiration date.

Material United States Federal Tax
Considerations....................  We believe the exchange of the old notes will not be a taxable event for United States federal income tax
                                    purposes. You should consult your tax adviser about the
                                    tax consequences of this exchange as they apply to your
                                    individual circumstances.

Use of Proceeds...................  We will not receive any proceeds from the issuance of exchange notes in accordance with the exchange offer.

Exchange Agent....................  IBJ Whitehall Bank & Trust Company is serving as exchange agent for the exchange offer.

Fees and Expenses.................  We will bear all expenses related to consummating the exchange offer and complying with the registration
                                    rights agreement.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

    The form and terms of the exchange notes are the same as the form and terms of the old notes except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to further registration under the Securities Act. The exchange notes will evidence the same debt as the old notes, and both the old notes and the exchange notes are governed by the same indenture.

Issuer............................  Nevada Power Company

Notes Offered.....................  $130 million in principal amount of 6.20% Senior
                                    Unsecured Notes, Series B due April 15, 2004

Maturity..........................  April 15, 2004

Interest..........................  Annual rate 6.20%.

                                    Payment frequency every six months on April 15 and
                                    October 15. First payment October 15, 1999. Interest
                                    will accrue from the date of original issuance of the
                                    old notes or the last interest payment date on the old
                                    notes, if any.

Ranking...........................  The exchange notes will be senior unsecured general obligations of the company and will rank equally with
                                    all of our other present and future senior unsecured
                                    indebtedness.

Optional Redemption...............  We may redeem some or all of the exchange notes at any time as described in the section "Description of the
                                    Exchange Notes" under the heading "Optional Redemption
                                    Provisions." Depending on market conditions at the time
                                    of redemption, we may be required to pay a make whole
                                    premium to the holders of the exchange notes when they
                                    are redeemed.

Basic Covenants of Indenture......  The exchange notes will be issued under a senior unsecured note indenture and a supplemental indenture
                                    with IBJ Whitehall Bank & Trust Company. The indentures,
                                    among other things, limit our ability to:

                                    - create or assume liens and issue indebtedness secured
                                      by liens,

                                    - enter into or assume sale and leaseback transactions,
                                      and

                                    - sell certain assets or merge with or into other
                                      companies.

                                    For more details, see the section "Description of the
                                    Exchange Notes" under the heading "Certain Covenants."

                                    The indentures will not limit our ability to merge with
                                    Sierra Pacific Resources or to divest our generating
                                    assets as described under the heading "The Company"
                                    above.

Use of Proceeds...................  The net proceeds of the old notes, together with other available funds, were used to repay existing short-term
                                    variable rate indebtedness under our line of credit in
                                    an amount up to $130 million. Any amount not used to
                                    repay the line of credit will be used for general
                                    corporate purposes.

Governing Law.....................  The exchange notes and the indenture and any supplemental indenture will be governed by the laws of
                                    the State of New York.

Form of Exchange Notes............  The exchange notes will be represented by one or more permanent global securities in bearer form deposited
                                    with the trustee, as book-entry depository, for the
                                    benefit of The Depository Trust Company. Other than as
                                    described in this document, beneficial interests in the
                                    exchange notes will be shown on, and transfers of these
                                    will be made only through, records maintained in
                                    book-entry form by The Depository Trust Company with
                                    respect to its participants.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial information set forth below has been derived from our previously audited published financial statements included in the incorporated documents and other documents filed with the SEC.


    The selected financial data set forth below does not purport to be complete. The following data should be read in conjunction with the financial statements and notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of the company incorporated in this prospectus by reference. That information can be found in the company's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.



                   SELECTED HISTORICAL FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)



                            THREE MONTHS ENDED
                                MARCH 31,                              YEAR ENDED DECEMBER 31,
                         ------------------------  ---------------------------------------------------------------
                            1999         1998         1998         1997         1996         1995         1994
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)
INCOME STATEMENT DATA:
  Electric revenues....  $   182,433  $   165,263  $   873,682  $   799,148  $   805,374  $   749,981  $   764,158
  Operating expenses...      154,681      135,697      661,258      597,410      608,616      579,105      593,907
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Earnings before
    income taxes.......       27,752       29,566      212,424      201,738      196,758      170,876      170,251
  Interest expense.....       14,619       13,496       56,933       49,743       49,486       46,936       43,015
  Taxes................        6,791        8,303       65,147       64,542       64,528       53,318       56,454
  Other income
    (expenses).........        1,934        1,606        4,342        3,019       (3,876)       6,349       11,088
  Distribution
    requirements on
    company-obligated
    mandatorily
    redeemable
    preferred
    securities of
    subsidiary trust...        3,793        2,437       11,013        7,256           --           --           --
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Net Income...........        4,483        6,936       83,673       83,216       78,868       76,971       81,870
  Dividend requirements
    on preferred
    stock..............           42           44          174        1,125        3,956        3,966        3,976
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Earnings available
    for common stock...  $     4,441  $     6,892  $    83,499  $    82,091  $    74,912  $    73,005  $    77,894
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Weighted average
    common shares
    outstanding........       51,265       50,579       50,993       49,691       47,976       46,288       42,784
  Earnings per average
    common share.......  $      0.09  $      0.14  $      1.64  $      1.65  $      1.56  $      1.58  $      1.82
  Dividends declared
    per common share...  $      0.25  $      0.40  $      1.45  $      1.60  $      1.60  $      1.60  $      1.60
  Ratio of earnings to
    fixed charges(1)...         2.40         2.63         2.49         2.76         2.92         2.84         3.11

                   SELECTED HISTORICAL FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)


                            THREE MONTHS ENDED
                                MARCH 31,                              YEAR ENDED DECEMBER 31,
                         ------------------------  ---------------------------------------------------------------
                            1999         1998         1998         1997         1996         1995         1994
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)

CASH FLOW DATA:
  Cash from operating
    activities.........  $    10,908  $    19,232  $   154,379  $   110,372  $   154,990  $   185,919  $   144,270
  Cash from investing
    activities.........      (45,187)     (38,423)    (317,146)    (214,013)    (180,801)    (160,828)    (184,349)
  Cash from financing
    activities.........       33,250       18,517      163,817      101,817        2,848          293       40,057
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Net increase
    (decrease) during
    the period.........  $    (1,029) $      (674) $     1,050  $    (1,824) $   (22,963) $    25,384  $       (22)
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------

BALANCE SHEET DATA:
  Net property, plant &
    equipment..........  $ 2,224,830  $ 1,981,799  $ 2,199,886  $ 1,960,709  $ 1,819,330  $ 1,701,120  $ 1,584,003
  Total assets.........    2,629,112    2,371,149    2,607,824    2,339,422    2,163,224    2,073,050    1,907,389
  Long-term debt(2)....    1,028,710      893,246      900,227      895,439      841,364      799,999      712,571
  Company-obligated
    mandatorily
    redeemable
    preferred
    securities.........      188,872      118,872      188,872      118,872           --           --           --
  Stockholders'
    equity.............      858,752      831,304      867,301      837,086      841,817      806,224      773,813


--------------------------

(1) In computing the ratio of earnings to fixed charges, earnings represent income before interest expense and distribution requirements, plus income taxes; fixed charges represent interest expense, distribution requirements, amortization of debt discount, premium and expense and other interest plus one-third of annual rentals.


(2) Includes the old notes.


                   SELECTED HISTORICAL OPERATING INFORMATION


                            THREE MONTHS ENDED
                                MARCH 31,                              YEAR ENDED DECEMBER 31,
                         ------------------------  ---------------------------------------------------------------
                            1999         1998         1998         1997         1996         1995         1994
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Electric sales
  (megawatt hours, in
  thousands)...........    3,242,061    3,036,056   14,899,500   14,596,228   13,697,059   12,109,355   11,942,724

                                  RISK FACTORS

    AN INVESTMENT IN THE EXCHANGE NOTES INVOLVES RISKS. PRIOR TO MAKING AN INVESTMENT DECISION AND PARTICIPATING IN THE EXCHANGE OFFER, YOU SHOULD CONSIDER CAREFULLY ALL THE INFORMATION IN THIS PROSPECTUS, INCLUDING THE INCORPORATED DOCUMENTS, AND, IN PARTICULAR, THE FOLLOWING CONSIDERATIONS.

NO PUBLIC MARKET FOR THE EXCHANGE NOTES

    There is no existing market for the notes. We cannot assure you that any market will develop, or if any market will be liquid. The initial purchasers have advised us that they presently intend to make a market in the exchange notes; however, they are not obligated to make a market and may discontinue any market-making at any time. Consequently, it may be difficult for holders to sell their exchange notes.

NO SECURITY FOR THE EXCHANGE NOTES

    The exchange notes are not entitled to any mortgage or other security interest on any of our property. Substantially all of our property is subject to a mortgage securing our first mortgage bonds (of which $428 million were outstanding at December 31, 1998). Under the terms of our first mortgage indenture, we could issue about $689 million of additional first mortgage bonds (at an assumed interest rate of 7.5%). The indenture under which the notes are issued does not restrict the amount of first mortgage bonds that we can issue. In addition to first mortgage bonds, we may issue other debt that is secured by liens on our property subject to the limitations described in the section "Description of the Exchange Notes" under the heading "Limitations on Liens." Those limitations on liens extend only to real property and depreciable property, not to all of our assets. If we were to go into bankruptcy, holders of the first mortgage bonds and any other secured indebtedness would be entitled to payment from the assets on which they had a lien before any payment would be made from our assets to pay the notes.

NO RESTRICTIONS ON ADDITIONAL DEBT

    Except for the limitations on additional secured debt and additional first mortgage bonds referred to under the heading "No Security for the Notes" above, holders of the exchange notes are not protected by any limitation on our ability to issue additional debt. Under the documents creating the exchange notes, there is no limit on the amount of senior unsecured notes we can issue. We may issue additional senior unsecured notes or other indebtedness which may increase the amount of cash required to meet debt service payments. If we incur too much indebtedness it could impair our ability to make debt service payments on the exchange notes. We will have to issue significant amounts of additional indebtedness in the future to pay for new facilities to meet expected increases in customer demand for electric services.

RISKS ASSOCIATED WITH THE EXCHANGE NOTES AND THE EXCHANGE OFFER

    FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE
CONSEQUENCES. If you do not exchange your old notes for exchange notes in accordance with the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes. In general, the old notes may not be offered or sold, unless:

    - they are registered under the Securities Act and applicable state securities laws; or

    - they are offered or sold in connection with an exemption from the registration requirements of the Securities Act; or

    - they are offered or sold in a transaction that is not subject to the Securities Act.

    We do not intend to and have not agreed to register old notes not tendered in the exchange offer under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes not tendered will be adversely affected. See "The Exchange Offer."

    THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES; IF ONE DEVELOPS, IT MAY NOT BE LIQUID. The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold unless they are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

    - the liquidity of any trading market that may develop for the exchange notes or old notes not exchanged;

    - the ability of holders of exchange notes or old notes to sell their notes; and

    - the price at which the holders of exchange notes or old notes would be able to sell their notes.


    If any trading market were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of our company.



    We have been advised by the initial purchasers of the old notes that they presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. We cannot assure you that an active trading market will exist for any of the notes or that any trading market will be liquid.


RISKS RESULTING FROM OUR PENDING MERGER

    UNCERTAINTIES IN ACHIEVING MERGER BENEFITS AND INTEGRATING THE
COMPANIES. We cannot assure you that the combined company resulting from our pending merger with Sierra Pacific Resources will realize any of the anticipated benefits of the mergers. We may not be able to successfully integrate the two companies' businesses in an efficient manner. The consolidation of operations will require substantial attention from management. Any difficulties encountered during the transition and integration process could lead to unfavorable operating results for the combined company. In such a case, we cannot predict what the levels of expenses or revenues will be.

    REGULATORY ACTION COULD DELAY IMPLEMENTATION OF THE MERGER. We cannot assure you that we will receive the necessary regulatory approvals for the merger in a timely manner. If the regulatory approvals are delayed, anticipated benefits of the merger will be delayed or lost.

    POSSIBLE NEED TO REFINANCE SECURITIES. We may be required to redeem or refinance a portion of our outstanding indebtedness in order to accomplish the merger. We cannot assure you that we could successfully refinance these securities on reasonable terms. In the case of outstanding securities whose interest is exempt from U.S. federal income taxation ($541 million of Industrial Development Revenue Bonds outstanding at December 31, 1998), we must receive an opinion from a nationally recognized bond counsel stating that the merger will not affect the tax exempt status of those securities. If we cannot obtain that opinion, we may have to redeem or to retire and refinance those securities. If we choose to retire such securities, we would generally issue, subject to approval by the Nevada commission, taxable securities with similar maturities. We would then use the proceeds to retire the tax exempt securities.

    DIVESTITURE OF GENERATION. The approval by the Nevada commission of the merger contains conditions. One important condition is that the company and Sierra Pacific Resources must sell all of their existing generating capacity. When those sales occur, the company and Sierra Pacific Power Company will no longer be responsible for providing adequate generating capacity except in limited circumstances. The uncertainties surrounding divestiture include the price that generation assets will bring and the ability to effectively use the proceeds of sales in the companies' businesses. We cannot assure you that the divestiture of generating facilities will be successful. It is possible that we will experience operating or other business difficulties following such divestiture.

RISKS RELATING TO UTILITY OPERATIONS

    UTILITY INDUSTRY IS RAPIDLY CHANGING. We may not be able to respond in a timely or effective manner to the many changes in the electric utility industry including deregulation and increasing competition. In Nevada, legislation adopted in 1997 will give all customers a choice of electricity provider in the near future. We may not be able to maintain our revenues and earnings in this new and intensively competitive marketplace. As noted above, we will no longer be in the business of generating electricity. We cannot predict what operational difficulties may develop as the industry separates the traditional functions of providing electric service into different and unrelated providers.

    POSSIBLE ADDITIONAL UTILITY DEREGULATION LEGISLATION. We cannot predict whether the Nevada legislature will adopt additional legislation relating to the deregulation of the electric industry in the state. There are bills pending that would modify the existing deregulation law. We cannot predict what impact, if any, new legislation might have on our business.

    POSSIBLE INABILITY TO RESPOND TO GROWTH. We may have difficulties responding to the rapid pace of growth in customer demand for electricity in our market. Our market is one of the fastest growing in the United States. Although with the advent of deregulation and the divestiture of our generating facilities we will no longer be in the business of generating electricity, we will still be faced with the need to enlarge and improve our transmission and distribution facilities to meet customer growth.

                                USE OF PROCEEDS

    There will be no proceeds resulting from the exchange offer. We used the net proceeds of the old notes, together with other available funds, to repay the existing short-term variable rate indebtedness under our line of credit in an amount up to $130 million. Any amount not used to repay the line of credit will be used for general corporate purposes. The short-term debt under the line of credit was incurred to fund construction expenditures.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of March 31, 1999 and reflects the sale of the old notes. We expect to redeem our preferred stock prior to completing the merger with Sierra Pacific Resources. The aggregate principal amount of exchange notes and any old notes not exchanged will not exceed $130 million.



                                                                                               AS OF MARCH 31, 1999
                                                                                                  (IN THOUSANDS)
                                                                                              -----------------------
                                                                                                 ACTUAL         %
                                                                                              ------------  ---------
DEBT:
  Short-term debt and current maturities:...................................................  $     72,657        3.4%
  Secured long-term debt:
    Capital leases..........................................................................        84,805        3.9
    First mortgage bonds....................................................................       382,246       17.8
  Unsecured debt:
    Pollution control revenue bonds.........................................................        73,300        3.4
    Industrial development bonds............................................................       358,035       16.7
    8.50% note due 2000.....................................................................           200          *
    8.18% note due 2008.....................................................................           124          *
    Senior unsecured notes, series A........................................................       130,000        6.0
                                                                                              ------------  ---------
      Total debt............................................................................     1,101,367       51.2

PREFERRED SECURITIES:
  Company-obligated mandatorily redeemable preferred securities of NVP Capital I, holding
    solely subordinated debentures of the company, due 2037.................................       118,872        5.5
  Company-obligated mandatorily redeemable preferred securities of NVP Capital III, holding
    solely subordinated debentures of the company, due 2038.................................        70,000        3.3
                                                                                              ------------  ---------
Total preferred securities..................................................................       188,872        8.8

SHAREHOLDERS' EQUITY:
  Cumulative preferred stock with mandatory sinking funds and redeemable cumulative
    preferred stock.........................................................................         3,217          *
  Common shareholders' equity...............................................................       855,535       39.8
                                                                                              ------------  ---------
    Total shareholders' equity..............................................................       858,752       40.0
                                                                                              ------------  ---------
Total capitalization........................................................................  $  2,148,991      100.0%
                                                                                              ------------  ---------
                                                                                              ------------  ---------


------------------------

*Less than 1%.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


    Nevada Power Company's 6.20% Unsecured Senior Notes, Series A due April 15, 2004 were originally sold by Nevada Power on March 30, 1998 to Prudential Securities Incorporated, PaineWebber Incorporated and Merrill Lynch, Pierce Fenner & Smith Incorporated which are referred to as the "initial purchasers." The initial purchasers subsequently sold the old notes to:


        (1) qualified institutional buyers in reliance on Rule 144A under the Securities Act; and

        (2) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.


    As a condition of the purchase agreement relating to the old notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, for the benefit of the holders of the old notes, at our expense, to file with the SEC a registration statement for the exchange offer, of which this prospectus is a part, within 90 days after the date of the original issue of the old notes with respect to the exchange offer for the exchange notes. When the SEC declares the exchange offer registration statement effective, we will offer the exchange notes in exchange for surrender of the old notes. For each old note surrendered to us in connection with the exchange offer, the holder of that old note will receive an exchange note having an original principal amount at maturity equal to that of the surrendered old note.


    Based upon interpretations by the staff of the SEC set forth in certain no-action letters to third parties, we believe that the exchange notes issued in connection with the exchange offer in exchange for old notes will in general be freely tradeable after the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act.

    The following persons cannot rely on the SEC interpretation:

        (1) any purchaser of old notes who is an affiliate of ours, within the meaning of Rule 405 under the Securities Act;

        (2) any person who does not acquire the exchange notes in the ordinary course of business or who tenders in the exchange notes in the ordinary course of business; or

        (3) any person who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes.

    Because of the absence of an available exemption, the persons identified in
(1), (2) and (3) above must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with these requirements may result in these persons incurring liability under the Securities Act. We will not assume or indemnify any person for this liability.

    As contemplated by the above-mentioned no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in a letter of transmittal that:


        (1) the exchange notes are to be acquired by the holder or the person receiving the exchange notes, whether or not such person is the holder, in the ordinary course of business;


        (2) the holder or any other person receiving the exchange notes is not engaging in the distribution of the exchange notes;

        (3) the holder or any other person receiving the exchange notes has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

        (4) neither the holder nor any other person receiving the exchange notes is an affiliate of Nevada Power within the meaning of Rule 405 under the Securities Act; and

        (5) the holder or any other person receiving the exchange notes acknowledges that if the holder or any other person participates in the exchange offer for the purpose of distributing the exchange notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on the above-mentioned no-action letters.


    A form of the letter of transmittal is attached to this prospectus as Exhibit A. To participate in the exchange offer each holder should detach the letter of transmittal and follow the accompanying instructions.


    As indicated above, each participating broker-dealer that receives an exchange note for its own account in exchange for old notes must acknowledge that it:

        (1) acquired the old notes for its own account as a result of market making activities or other trading activities;

        (2) has not entered into any arrangement or understanding with Nevada Power or any of its affiliates, within the meaning of Rule 405 under the Securities Act, to distribute the exchange notes to be received in the exchange offer; and

        (3) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."


    If you are a broker-dealer, you may offer or sell the exchange notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the exchange notes for offer or sale under the securities laws of any jurisdictions upon your reasonable written request. Unless you request that the sale of the exchange notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the exchange notes in any jurisdiction. If you do not comply with the requirement described in this paragraph, you could incur liability under the Securities Act, and we will not indemnify you for this liability.


EXCHANGE AND REGISTRATION RIGHTS AGREEMENT


    The company and the initial purchasers entered into the exchange and registration rights agreement concurrently with the issuance of the old notes. Pursuant to the exchange and registration rights agreement, we have agreed to:


        (1) file with the SEC on or prior to June 28, 1999, a registration statement relating to a registered exchange offer for the old notes under the Securities Act;

        (2) use our reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act prior to September 26, 1999; and

        (3) use our reasonable efforts to consummate the exchange offer before October 26, 1999.

    If either:


    (a) because of any change in law or applicable interpretations thereof by the staff of the SEC, the company is not permitted to effect the exchange offer as contemplated in this prospectus and in the exchange and registration rights agreement; or



    (b) if any holder of old notes which are subject to transfer restrictions notifies the company, prior to the 20th business day following October 26, 1999, that


        (1) the holder was prohibited by law or SEC policy from participating in the exchange offer,

        (2) the holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by the holder, or

        (3) the holder is a broker-dealer and holds the old notes acquired directly from us or any of our affiliates,

then we will file with the SEC a shelf registration statement covering those old notes which are not subject to the exchange offer.


    We agreed in the exchange and registration rights agreement to file a shelf registration statement on or prior to 30 days after the earlier of:


        (1) the date on which we determine that the registration statement relating to the exchange offer cannot be filed as a result of clause (a) immediately above and

        (2) the date on which the company receives the notice specified in clause (b) immediately above (such earlier date, the "Filing Deadline"). In addition, we will use our reasonable efforts to cause the shelf registration statement to become effective on or prior to 90 days after the Filing Deadline (such 90th day, the "Effectiveness Deadline").

    "Transfer Restricted Notes" means each old note until;

        (1) the date on which the old note has been exchanged for a freely transferable exchange note in the exchange offer;

        (2) the date on which the old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

        (3) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

    Once filed, we will use our reasonable efforts to keep the shelf registration statement effective for a period of two years after the Issue Date.

    Each of the following is a "Registration Default":

        (1) the exchange offer is not consummated on or prior to October 26, 1999;


        (2) the shelf registration statement is not declared effective on or prior to the Effectiveness Deadline, or



        (3) the shelf registration statement is filed and declared effective on or prior to the Effectiveness Deadline but thereafter ceases to be effective (at any time that the company is obligated to maintain the effectiveness of the shelf registration statement) without being succeeded within 60 days by an additional registration statement filed and declared effective.



    We will be obligated to pay liquidated damages to each holder of Transfer Restricted Notes, during the period of one or more Registration Defaults, in an amount determined by multiplying .25% by the principal amount of Transfer Restricted Notes, multiplied by a fraction, the numerator of which is the number of days such amount accrued during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is
360. A Registration Default Period will begin:



        (1) the day after the October 26, 1999,



        (2) the day after the Effectiveness Deadline, or



        (3) the 61st day after the shelf registration statement ceases to be effective, as the case may be, and shall end on the date



           (a) the exchange offer is consummated,



           (b) the shelf registration statement is declared effective, or



           (c) the shelf registration statement again becomes effective, as the case may be.



    All accrued liquidated damages will be paid to holders in the same manner as interest payments on the old notes on semi-annual payment dates which correspond to interest payment dates for the old notes. Following the cure of all Registration Defaults, the continued accrual of liquidated damages will cease. The Company has complied with other deadlines that, if not met, would have given rise to liquidated damages.



    The Exchange and Registration Rights Agreement provides that the company (a) must make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange notes and (b) must pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the exchange notes) and will indemnify certain holders of the old notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers a prospectus to purchasers in connection with any resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).



    This summary of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the exchange and registration rights agreement, a copy of which is filed as an exhibit to the exchange offer registration statement of which this prospectus is a part.


TERMS OF THE EXCHANGE OFFER


    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal (which is attached as Exhibit A), we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 original principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes in accordance with the exchange offer. However, old notes may be tendered only in integral multiples of $1,000.


    The form and terms of the exchange notes are the same as the form and terms of the old notes except that:

        (1) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and


        (2) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement covering the old notes, including the provisions providing for payment of liquidated damages on the old notes in certain circumstances relating to the timing of the exchange offer. All of these rights will terminate when the exchange offer is terminated.


    The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture governing the old notes.


    As of the date of this prospectus, $130,000,000 principal amount of old notes were outstanding. We have fixed the close of business on May 12, 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.



    Holders of old notes do not have any appraisal or dissenters' rights under the laws of the State of New York or the indenture for the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.



    We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to IBJ Whitehall Bank & Trust Company, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

    If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any unaccepted old notes will be returned, without expense to the tendering holder as promptly as practicable after the exchange offer's expiration date.



    Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in accordance with the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    We will keep the exchange offer open for at least 30 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders of old notes. The expiration date is 5:00 p.m., New York City time, on June 25, 1999 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.



    In order to extend the exchange offer, we will notify the exchange agent and will mail to the registered holders an announcement of the extension, in each case each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


    We reserve the right, in our sole discretion:

        (1) to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "Conditions to Exchange Offer" have not been satisfied by giving oral or written notice of that delay, extension or termination to the exchange agent; or

        (2) to amend the terms of the exchange offer in any manner.

    Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

PROCEDURES FOR TENDERING


    Only a registered holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile, have the signatures guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, or agent's message, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on or prior to the expiration date. In addition, the exchange agent must receive prior to the expiration date either:



        (1) certificates for old notes along with the letter of transmittal; or



        (2) a confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC in accordance with the procedure for book-entry transfer described below.


    If items (1) or (2) above are not followed, the holder must comply with the guaranteed delivery procedures described below.


    To be tendered effectively, the exchange agent must receive the old notes, or book-entry confirmation, as the case may be, the letter of transmittal and other required documents at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedure does not constitute delivery to the exchange agent.

    DTC has authorized DTC participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should either:


        (1) complete and sign the letter of transmittal, or a manually signed copy of the letter of transmittal have the signature guaranteed if required by the instructions to the letter of transmittal, and mail or deliver the letter of transmittal, or the manually signed copy, to the exchange agent in accordance with the procedure set forth under this heading, or


        (2) transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "Book-Entry Transfer."


    By executing the letter of transmittal or agent's message, each holder will make to Nevada Power the representations set forth above in the fourth paragraph under the heading "Purpose and Effect of the Exchange Offer."



    The tender by a holder and the acceptance by us will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prosepctus and in the letter of transmittal or agent's message.



    The method of delivery of old notes, the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to Nevada Power. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.


    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder" and/or "Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution unless the old notes tendered in connection therewith are tendered:

        (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

        (2) for the account of an Eligible Institution.

    An Eligible Institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantee institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

    In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes with the signature guaranteed by an Eligible Institution.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and satisfactory evidence of authority to so act must be submitted with the letter of transmittal.


    All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular conditions of the exchange offer, including the instructions in the letter of transmittal. Any waiver by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine.


    Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES


    For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount at maturity equal to that of the surrendered old note. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of the acceptance to the exchange agent.



    In all cases, the issuance of exchange notes for old notes that are accepted for exchange in connection with the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal or agent's message and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or nonexchanged old notes will be returned without expense to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC in accordance with the book-entry transfer procedures described below, the nonexchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration date.


BOOK-ENTRY TRANSFER

    The exchange agent will establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant DTC and whose name appears on a security position listing as the owner of old notes may make a book-entry tender of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although tender of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a manually signed copy properly completed and validly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the exchange agent at its address set forth below under the caption "Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of old notes into the exchange agent's account at DTC as described above is referred to in this prospectus as a book-entry confirmation. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

    The term agent's message means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:

        (1) the aggregate principal amount of old notes which have been tendered by such participant;

        (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

        (3) that Nevada Power may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their old notes and:

        (1) whose old notes are not immediately available;

        (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent; or

        (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

           (a) the tender is made through an Eligible Institution;


           (b) prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery in substantially the form attached to the letter of transmittal included with this prospectus (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, or in the case of a book-entry transfer, an agent's message, together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of such notes into the exchange agent's account at DTC), and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and


           (c) the certificate(s) representing all tendered old notes in proper form for transfer (or a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC), together with a letter of transmittal, or a copy, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and all other documents required by the letter of transmittal are received by the exchange agent upon three New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS


    Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date; otherwise tenders are irrevocable.



    To withdraw a tender of old notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:


        (1) specify the name of the person having deposited the old notes to be withdrawn;

        (2) identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

        (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such old notes into the name of the person withdrawing the tender; and

        (4) specify the name in which any identified old notes are to be registered, if different from that of the depositor.


    All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.


CONDITIONS TO EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, we are not be required to accept for exchange, or change exchange notes for, any old notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such old notes, if:

        (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

        (2) any law, statute, rule, regulation or interpretation by the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

        (3) any governmental approval has not been obtained, which approval we in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated in this prospectus.

    The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of those conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of those rights will not be deemed a waiver of any of these rights and each right will be an ongoing right which we may assert at any time and from time to time.

    If we determine in our sole discretion that any of the conditions are not satisfied, we may:

        (a) refuse to accept any old notes and return all tendered old notes to the tendering holders;

        (b) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the old notes (see "Withdrawal of Tenders"); or

        (c) waive any unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

    We will keep the exchange offer open for at least 30 business days, or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date notice of the exchange offer is mailed to holders of old notes.

EXCHANGE AGENT

    IBJ Whitehall Bank & Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

BY REGISTERED OR CERTIFIED MAIL:           BY OVERNIGHT COURIER OR BY HAND:
IBJ Whitehall Bank & Trust Company         IBJ Whitehall Bank & Trust Company
P.O. Box 84                                One State Street
Bowling Green Station                      New York, NY 10004
New York, NY 10274-0084                    Attention: Securities Processing Window
Attention: Reorganization Operations       Subcellar One (SC-1)
Department

                                   BY FACSIMILE:
                                   (212) 858-2611
                        Confirm by Telephone: (212) 858-2103

    Delivery to an address other than set forth above will not constitute a valid delivery.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of Nevada Power and its affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and IBJ Whitehall Bank & Trust Company, the trustee, accounting and legal fees and printing costs, among others.

    Holders who tender their old notes for exchange will be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the old notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The old notes that are not exchanged for exchange notes in connection with the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:

        (1) to Nevada Power Company, upon redemption or otherwise;

        (2) so long as the old notes are eligible for resale in accordance with Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to Nevada Power Company;

        (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

        (4) in accordance with an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

                       DESCRIPTION OF THE EXCHANGE NOTES


    The exchange notes will be issued under a Senior Unsecured Note Indenture dated as of March 1, 1999, as amended by Supplemental Indenture No. 1, dated as of March 1, 1999 and Supplemental Indenture No. 2 dated as of April 1, 1999, each between Nevada Power Company and IBJ Whitehall Bank & Trust Company, as trustee. The Senior Unsecured Note Indenture, as supplemented and as it may be further supplemented or amended in the future, is referred to as the "Indenture". The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the indenture or the registration rights agreement, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should carefully read the Indenture, as supplemented, before participating in the exchange offer.


    The form and terms of the exchange notes are the same as the form and terms of the old notes, which they replace, except that:


        (1) the issuance of the exchange notes has been registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer, and


        (2) the holders of exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the exchange offer, which rights will terminate when the exchange offer is consummated.

INDENTURE

    The following description is a summary of the material provisions of the Indenture. Under Supplemental Indenture No. 1, we issued the old notes known as the $130,00,000 of 6.20% Senior Unsecured Notes, Series A due April 15, 2004. The exchange notes will be issued under Supplemental Indenture No. 2 as a separate series of senior unsecured notes with terms identical to those of the old notes except as noted above. Upon the issuance of the exchange notes, all old notes tendered in the exchange offer will be deemed to be no longer outstanding. At the date of this prospectus no other senior unsecured notes have been issued under the Indenture.

    This description does not restate the Indenture in its entirety. Therefore, we urge you to read the Indenture because it, and not this description, defines the rights of holders of the exchange notes.

    In this description, the word "company" refers only to Nevada Power Company and not to any of its subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

    The exchange notes will mature on April 15, 2004 and bear interest at an annual rate of 6.20%. Interest on the exchange notes will accrue from the date of initial issuance of the old notes or, if later, the last interest payment date on the old notes to which interest was paid. We will pay interest on the exchange notes on April 15 and October 15 in each year, beginning October 15, 1999. Subject to limited exceptions, the Indenture provides for the payment of interest on the interest payment date only to persons in whose names the exchange notes are registered on the applicable record date (the April 1 prior to April 15 and the October 1 prior to October 15). The exchange notes are limited to $130,000,000 in aggregate principal amount.

RANKING

    The exchange notes will be senior unsecured general obligations of the company and will rank equally with other present and future senior unsecured indebtedness of the company.

HIGHLY LEVERAGED TRANSACTION

    There are no provisions in the Indenture or the exchange notes that require the company to redeem, or permit the holders to cause a redemption of, the exchange notes or that otherwise protect the holders in the event that the company incurs substantial additional indebtedness, whether or not in connection with a change in control of the company. However, any change in control transaction that involves the incurrence of additional long-term indebtedness (as notes, first mortgage bonds or otherwise) by the company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities.

TRADING CHARACTERISTICS

    The exchange notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest on the exchange notes except to the extent reflected in the trading price. Any portion of the trading price of a exchange note received that is attributable to accrued interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the exchange note. See the section "Material U.S. Federal Income Tax Consequences."

    The trading price of the exchange notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the exchange notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the exchange notes.

OPTIONAL REDEMPTION PROVISIONS

    REDEMPTION PRICE

    The company may on any one or more occasions redeem all or part of the exchange notes upon not less than 30 days' or more than 60 days' notice, mailed to the registered holders at their last registered addresses, at a redemption price equal to the greater of:

        (1) 100% of the principal amount of the exchange notes to be redeemed;
    and

        (2) the sum of the present values of the remaining scheduled payments of principal and interest on those exchange notes from and after the date of redemption discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

    "TREASURY RATE" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the exchange notes.

    "INDEPENDENT INVESTMENT BANKER" means one of the Reference Treasury Dealers appointed by the company.

    "REFERENCE TREASURY DEALER" means each of Prudential Securities Incorporated, PaineWebber Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the company shall substitute therefor another Primary Treasury Dealer.

    "COMPARABLE TREASURY PRICE" means, with respect to any redemption date,

        (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or

        (2) if such release (or any successor release) is not published or does not contain such prices on such third business day,

           (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or

           (B) if the Trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all such Quotations obtained.

    "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

    OTHER REDEMPTION PROVISIONS

    If we redeem less than all of the exchange notes at any time, we will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of exchange notes to be redeemed and their redemption date. The Trustee will select the exchange notes to be redeemed in accordance with its customary practice and procedure in effect from time to time. So long as the exchange notes are represented by the global notes, if less than all of the exchange notes are to be redeemed, the particular interest to be redeemed will be selected by lot by DTC.

    If at the time of mailing the notice of redemption, the company has not irrevocably directed the Trustee to apply funds deposited with the Trustee to redeem the exchange notes called for redemption, such notice may state that (a) the redemption is subject to the receipt of the redemption moneys by the Trustee before the date fixed for redemption and (b) such notice will be of no effect unless the redemption moneys are received before the redemption date.

    EFFECT OF GIVING NOTICE OF REDEMPTION

    Unless the notice of redemption contains the condition referred to in the preceding paragraph, exchange notes called for redemption will become due and payable on the date stated in the notice of redemption and will cease to accrue interest and will no longer be entitled to any benefit under the

Indenture (other than being entitled to payment of the redemption price) on and after the date of redemption, provided that funds sufficient to pay the redemption price in full are on deposit with the Trustee on the redemption date. If the notice of redemption contains the condition described in the preceding paragraph, the exchange notes called for redemption will become due and payable, and cease to accrue interest as described in the preceding sentence, only if funds are on deposit with the Trustee on the redemption date sufficient to pay the redemption price of the exchange notes called for redemption.

    NO SINKING FUND

    The exchange notes are not entitled to the benefit of any sinking fund.

PAYMENT AND PAYING AGENTS

    The company has appointed the Trustee to act as paying agent for the exchange notes. The company may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that the company will be required to maintain a paying agent in each place of payment for the exchange notes.

    All moneys paid to the paying agent for the payment of the principal of or premium, if any, or interest on the exchange notes that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to the company. The holders of such exchange notes may thereafter look only to the company for payment.

CERTAIN COVENANTS

    LIMITATIONS ON LIENS

    So long as any exchange notes are outstanding, the company may not issue, assume or guarantee any debt for money borrowed ("Debt") that is secured by any mortgage, security interest, pledge or lien ("lien") of or upon any Operating Property of the company and will not permit to exist any Debt secured by any lien, without in any case effectively securing the exchange notes (together with, if the company so determines, any other indebtedness of the company ranking senior to, or equally with, the exchange notes) with such Debt equally and ratably, except that this restriction will not apply to:

        (1) liens on any property existing at the time of its acquisition;

        (2) liens on property of a corporation existing at the time such corporation is merged into or consolidated with, or disposes of substantially all its properties (or those of a division) to, the company;

        (3) liens to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or completion of substantial repair or alteration, construction, development or substantial improvement or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18 month period;

        (4) liens in favor of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving the property subject to such liens;

        (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in clauses (1) through (4), provided, however, that the principal amount of indebtedness secured by such lien and not otherwise authorized by clauses
    (1) through (4), shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement; or

        (6) the lien of the Indenture of Mortgage dated as of October 1, 1953 between the company and Bankers Trust Company, as trustee, as previously and hereafter supplemented and amended, providing for the issuance of the company's first mortgage bonds.

    The restriction on liens does not apply to the issuance, assumption or guarantee by the company of Debt secured by a lien which would otherwise be subject to that restriction up to an aggregate amount which, together with all other secured Debt of the company (not including secured Debt permitted under the exceptions described in paragraphs (1) through (6) above) and the Value of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of Net Tangible Assets or 15% of Capitalization.

    LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

    For so long as any exchange notes are outstanding, the company may not enter into any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 24 months) if the company obtains the purchaser's commitment more than 18 months after the later of the completion of the acquisition or the placing in operation of such Operating Property or of such Operating Property as so constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

        (1) the company would be entitled pursuant to the provisions described in paragraphs (1) through (6) under "Limitations on Liens" above to issue, assume or guarantee Debt secured by a lien on such Operating Property without equally and ratably securing the exchange notes and any other notes entitled by their terms to similar security;

        (2) after giving effect to such Sale and Lease-Back Transaction, the company could incur pursuant to the provisions described in the last paragraph under "Limitations on Liens," additional Debt secured by liens; or

        (3) the company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased to the retirement of notes or other Debt of the company ranking senior to, or equally with, the exchange notes, subject to reduction for notes and Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity. For purposes of this paragraph (3), the term "notes" includes other senior unsecured notes issued under the Indenture.

    "CAPITALIZATION" means the total of all the following items appearing on, or included in, the balance sheet of the company:

        (1) liabilities for indebtedness maturing more than 12 months from the date of determination, and

        (2) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings, less to the extent not otherwise deducted, the cost of shares of capital stock of the company held in its treasury.

    "NET TANGIBLE ASSETS" means the amount shown as total assets on the balance sheet of the company, less the following:

        (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet, and

        (2) appropriate adjustments, if any, on account of minority interests.

    "OPERATING PROPERTY" means:

        (1) any interest in real property owned by the company, and

        (2) any asset owned by the company that is depreciable in accordance with generally accepted accounting principles.

    "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any person providing for the leasing to the company of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 24 months), which Operating Property has been or is to be sold or transferred by the company to such person.

    "VALUE" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of:

        (1) the net proceeds to the company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or

        (2) the net book value of such property, as determined in accordance with generally accepted U.S. accounting principles by the company at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which is equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which is equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

    CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

    The company will not:

        (1) consolidate with or merge into any other corporation; or

        (2) sell, transfer or otherwise dispose of all or substantially all of its assets;

unless the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of, premium and interest on all the Senior Notes and the performance of every covenant of the company under the Indenture. Upon any such consolidation, merger, sale, transfer or other disposition of all or substantially all of the assets of the company, the person formed or surviving any such consolidation or merger or the person to which such transfer has been made shall succeed to, and be substituted for, and may exercise every right and power of, the company with the same effect as if such person had been named as the company under the Indenture. The company will be released from all obligations under the Indenture. The Indenture defines all or substantially all of the assets of the company as being 50% or more of the total assets of the company as shown on the balance sheet of the company as of the end of the prior year, reduced by the carrying value of any assets disposed of since the end of the prior year.

    The Indenture provides that there will be no restriction on the Company's ability to complete the merger with Sierra Pacific Resources or to divest its generating facilities in the manner approved by the Nevada commission. See the section "Prospectus Summary--The Company."

ADDITIONAL SENIOR NOTES

    Additional senior unsecured notes of other series may be issued under the Indenture, without limitation. Each additional series will be an initial issue of a new series of senior unsecured notes (all these senior unsecured notes, together with the exchange notes, are referred to as the "Senior Notes") issued under the Indenture as supplemented by a new supplemental indenture for the new series.

    There is no requirement under the Indenture that future issues of debt securities of the company be issued under the Indenture. The company will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of other debt securities.

EVENTS OF DEFAULT

    The following constitute events of default under the Indenture:

        (1) default for five days in the payment when due of principal of or premium, if any, on any Senior Note,

        (2) default for 30 days in the payment when due of interest on any Senior Note,

        (3) default for 90 days, after written notice to the company as provided in the Indenture, in the performance or breach of any other covenant or warranty of the company in the Indenture, and

        (4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the company, whether such indebtedness now exists or is created hereafter, which default (a) is caused by a failure to pay principal of such indebtedness after notice and the lapse of any applicable grace period provided in such indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such indebtedness prior to its express maturity (and such acceleration is not rescinded, or such indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated (and such acceleration is not rescinded, or such indebtedness is not repaid, within 30 days), aggregates $15 million;

        (5) one or more judgments in an aggregate amount in excess of $15 million not covered by adequate insurance shall have been rendered against the company and the judgments remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and nonappealable;

        (6) certain events of bankruptcy, insolvency, assignment or receivership of the company.

    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the then outstanding Senior Notes may declare the principal amount of all Senior Notes to be due and payable immediately. At any time after an acceleration of the Senior Notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Senior Notes has been obtained, if the company pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic recission and annulment of the acceleration of the Senior Notes.

    The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable security or indemnity. Subject to certain conditions, the holders of a majority in principal amount of the then outstanding Senior Notes generally will have the right to direct the time, method and place of:

        (1) conducting any proceeding for any remedy available to the Trustee, or

        (2) exercising any trust or power conferred on the Trustee.

    Subject to certain conditions precedent, each holder of Senior Notes has the right to institute a proceeding with respect to the Indenture. Within 90 days after the occurrence of a default with respect to the Senior Notes, the Trustee is required to give the holders of the Senior Notes notice of such default, unless cured or waived. However, except in the case of an event of default relating to the payment of principal, premium or interest, the Trustee may withhold such notice if it determines in good faith that withholding notice is in the holders' interest. The company is required to deliver annually to the Trustee an officers' certificate as to whether or not, to their knowledge, the company is in compliance with the conditions and covenants under the Indenture.

MODIFICATION

    The company, the Trustee and the holders of a majority in principal amount of the then outstanding Senior Notes may effect a modification and amendment of the Indenture. However, no such modification or amendment may, without the consent of each holder affected:

        (1) change the maturity date of any series of the Senior Notes,

        (2) reduce the rate or change the time for payment of interest on any Senior Note,

        (3) reduce the principal amount of, or premium payable on, any Senior Note,

        (4) change the currency of any payment of any Senior Note,

        (5) change the date on which any Senior Note may be redeemed or repaid at the option of a holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on any Senior Note, or

        (6) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Indenture or to waive any past default to less than a majority.

    The company and the Trustee may modify and amend the Indenture without the consent of the holders:

        (1) to add to the covenants of the company for the benefit of the holders or to surrender a right conferred on the company in the Indenture,

        (2) to add security for the Senior Notes, or

        (3) to make certain other modifications, generally of a ministerial or immaterial nature.

DEFEASANCE AND DISCHARGE

    The company may, at its option, discharge its obligations on the outstanding Senior Notes and under the Indenture ("Legal Defeasance"), except for certain obligations including obligations to:

        (1) register the transfer or exchange of Senior Notes,

        (2) replace stolen, lost or mutilated Senior Notes and

        (3) maintain paying agencies.

    Among other things, in order to exercise Legal Defeasance:

        (1) the company must irrevocably deposit with the Trustee, in trust for the benefit of holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest and principal will provide money in an amount sufficient, without further reinvestment, to make all payments of principal of, and any premium and interest on, the Senior Notes on the payment due dates in accordance with the terms of the Indenture and the Senior Notes; and

        (2) unless all of the Senior Notes are to be due within 90 days of such deposit by redemption or otherwise, the company must deliver to the Trustee an opinion of counsel, based on a ruling of the Internal Revenue Service or a change of law, to the effect that the holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or discharge of the Indenture.

    Thereafter, the holders of Senior Notes must look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes.

GOVERNING LAW

    The Indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

RESIGNATION OR REMOVAL OF TRUSTEE

    The Trustee may resign at any time upon written notice to the company specifying the day upon which the resignation is to take effect. The resignation will not take effect until a successor Trustee is appointed.

    Upon filing the proper documentation with the Trustee, the holders of at least a majority in principal amount of the then outstanding Senior Notes may remove the Trustee at any time. In addition, the company may remove the Trustee upon notice to each holder and the Trustee, and appoint a successor trustee, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing.

CONCERNING THE TRUSTEE

    The IBJ Whitehall Bank & Trust Company is the Trustee under the Indenture. The Trustee also acts as trustee under various agreements related to the company-obligated preferred securities.

                      BOOK-ENTRY SYSTEM; DELIVERY AND FORM

    The old notes were initially offered and sold to qualified institutional buyers in reliance on Rule 144A and Regulation S. Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples thereof.

    The exchange notes initially will be represented by one or more exchange notes, in registered, global form without interest coupons (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. For more information you should read "Certificated Notes."

    Old notes (including beneficial interests in the Global Note) are subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the exchange notes will be made by the initial purchasers in immediately available funds. So long as the exchange notes are issued in the form of a Global Note, all payments of principal, premium and interest on the exchange notes will be made in immediately available funds to DTC or its nominee.

    Secondary trading in long-term notes, debentures and bonds of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the exchange notes will trade in the DTC's Same-Day Funds Settlement System until maturity, redemption or repayment in whole, or until the exchange notes are issued in certificated form. Secondary market trading activity in the exchange notes will therefore be required by DTC to settle in immediately available funds. We can not assure you what effect, if any, settlement in immediately available funds will have on trading activity in the exchange notes.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

    The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the company nor any initial purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

    DTC has advised the company that it is (a) a limited purpose trust company organized under the laws of the State of New York, (b) a "banking organization" within the meaning of the New York Banking Law, (c) a member of the Federal Reserve System, (d) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (e) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act of 1934. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the

"Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

    The company expects that pursuant to procedures established by DTC (a) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the initial purchasers with an interest in the Global Note and (b) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in exchange notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have exchange notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered their owners or holders under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holders owns its interest, to exercise any rights of a holder of exchange notes under the Indenture or such Global Note. The company understands that under existing industry practice, in the event that the company requests any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

    Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any exchange notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such exchange notes under the Indenture. Under the terms of the Indenture, the company and the Trustee may treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED NOTES


    If (a) the company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (b) the company, at its option, notifies the Trustee in writing that it elects to cause the issuance of exchange notes in definitive form under the Indenture or (c) upon the occurrence of certain other events as provided in the Indenture, then, upon receipt of a company order and surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.


    Neither the company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amount, of the exchange notes to be issued).

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of material U.S. federal income tax consequences associated with the acquisition, ownership, and disposition of the exchange notes. For purposes of this discussion, it is assumed that all initial holders of the exchange notes purchased old notes at the time they were initially offered and that all such old notes were purchased at the initial issue price. The following summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective holder of old notes who elects to participate in the exchange offer in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and, except as discussed below, foreign corporations, persons who are not citizens or residents of the United States and persons who hold the exchange notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the U.S. federal income tax laws. In addition, this discussion is limited to holders who hold the exchange notes as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not describe any tax consequences under state, local, or foreign tax laws.

    This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions, all in effect as of the date of this offering memorandum and all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the exchange notes. The company has not sought and will not seek any rulings or opinions from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the exchange notes that are different from those discussed here.

    Prospective purchasers of exchange notes should consult their own tax advisors with respect to the U.S. federal income tax consequences that may apply to them, as well as the application of state, local and foreign tax laws.

U.S. HOLDERS

    A U.S. holder is any holder who or which is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes; (b) a corporation, partnership or other business entity created or organized under the laws of the United States or of any political subdivision thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term "non-U.S. holder" means a beneficial owner of an exchange note who is not a U.S. holder.

    TAXATION OF STATED INTEREST. In general, U.S. holders of the exchange notes will be required to include interest received in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.


    EFFECT OF OPTIONAL REDEMPTION AND REGISTRATION RIGHTS. The company is entitled to redeem the exchange notes. Further, the old notes provide for additional payments if the company fails to comply with certain obligations under the exchange and registration rights agreement. Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the payment of supplemental amounts. The company does not believe that these rules are likely to apply to the company's rights to redeem the exchange notes or to the provision for additional payments under certain circumstances. Therefore, the company does not intend to treat such provisions of the exchange notes as affecting the computation of the yield to maturity or maturity date of the exchange notes.

    SALE OR OTHER TAXABLE DISPOSITION OF THE EXCHANGE NOTES. The sale, exchange, redemption, retirement or other taxable disposition of an exchange note will result in the recognition of gain or loss to a U.S. holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in the exchange (except to the extent attributable to the payment of accrued but unpaid stated interest not previously included in income) and (b) the holder's adjusted tax basis in such exchange note. A holder's initial tax basis in an exchange note purchased by such holder will be equal to the price paid for the old note. Any gain or loss on the sale of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the exchange note exceeded one year at the time of sale. Proceeds received by a holder in exchange for an exchange note, if attributable to accrued interest not previously included in income, will be treated as ordinary interest income.


    The exchange of an old note by a U.S. holder for an exchange note should not be a taxable exchange. A U.S. holder should have the same basis and holding period for the exchange note as such U.S. holder had for the old note.

    BACKUP WITHHOLDING. The backup withholding rules require a payor to deduct and withhold a tax if (a) the payee fails to furnish a taxpayer identification number ("TIN") in the proper manner, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (d) the payee fails to certify under penalty of perjury that such payee is not subject to backup withholding. If any one of these events occurs with respect to a holder of exchange notes, the company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the exchange notes of such holder. A "reportable payment" includes amounts paid in respect of interest on exchange notes. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including foreign persons, corporations and certain tax-exempt organizations) are not subject to backup withholding if appropriate certification of their exempt status is provided to a payor.

EFFECT OF EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES


    We believe that the exchange of old notes for exchange notes in accordance with the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of the holder. As a result, holders will not recognize any taxable gain or loss or any interest income as a result of exchanging old notes for exchange notes in accordance with the exchange offer, the holding period of the exchange notes will include the holding period of the old notes, and the basis of the exchange notes will equal the basis of the old notes immediately before the exchange.


NON-U.S. HOLDERS

    This section discusses rules applicable to a non-U.S. holder of exchange notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a non-U.S. holder.

    In general, interest that is paid to a non-U.S. holder on a exchange note will not be subject to U.S. withholding tax if the interest qualifies as "portfolio interest." Generally, interest on the exchange notes that is paid by the company will qualify as a portfolio interest if (a) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the company entitled to vote; (b) the non-U.S. holder is not a controlled foreign corporation that is related to the company actually or constructively through stock ownership for U.S. federal income tax purposes; (c) the non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and (d) the non-U.S. holder provides appropriate documentation of its foreign status. Payments of interest not exempt from U.S. withholding tax as "portfolio interest" are subject to withholding at a 30% rate (or lower applicable treaty rate).

    EFFECTIVELY CONNECTED INCOME. If interest and other payments received by a non-U.S. holder with respect to the exchange notes (including proceeds from the disposition of the exchange notes) are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or the non-U.S. holder is otherwise subject to U.S. federal income taxation on a net basis), such holder will generally be subject to the rules described above under the heading "U.S. Holders" (subject to any modification provided under an applicable income tax treaty). Such non-U.S. holder may also be subject to the "branch profits tax" if such holder is a corporation.

    A non-U.S. holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of an exchange note, unless (a) the gain is "effectively connected" with a trade or business conducted by the non-U.S. holder within the United States (see below), or (b) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the tax year and certain other conditions are satisfied.

    The exchange of an old note by a non-U.S. holder for an exchange note should not be a taxable exchange. A non-U.S. holder should have the same basis and holding period for the exchange note as such non-U.S. holder had for the old note.

    U.S. Information Reporting and Backup Withholding Tax. Backup withholding generally will not apply to payments on an exchange note issued in registered form that is beneficially owned by a non-U.S. holder if appropriate certification of non-U.S. holder status is provided to the company or its agent. The company may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to each non-U.S. holder.

    If payments of principal and interest are made to the beneficial owner of an exchange note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale, exchange or other disposition of an exchange note are paid to the beneficial owner of an exchange note through a foreign office of a "broker" (as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). However, information reporting will apply to a payment by a foreign office of a custodian, nominee, agent or broker that is (a) a U.S. person, (b) a controlled foreign corporation for U.S. federal income tax purposes, or (c) a foreign person that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period (subject to certain exceptions). Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

    Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against, or refund of, a holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

    The U.S. Treasury Department has issued Regulations effective for payments made after December 31, 1999 that govern information reporting and certification procedures for withholding and backup withholding. While these rules will alter certain procedures, they generally will not change the treatment of non-U.S. holders described above. Prospective investors should consult their tax advisors concerning the effect of such Regulations.

                              PLAN OF DISTRIBUTION

PLAN OF DISTRIBUTION


    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. The company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 4, 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.



    The company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



    For a period of 180 days after the expiration date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. The company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


    Certain of the initial purchasers and their affiliates have provided financial advisory and investment banking and commercial banking services to us in the past, for which they received customary fees, and may do so in the future.

                                 LEGAL MATTERS

    The validity of the issuance of the exchange notes offered by this prospectus will be passed upon for the company by Best Best & Krieger LLP, Riverside, California and by Richard L. Hinckley, Vice President, Secretary and General Counsel of the company.

                                    EXPERTS


    The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act covering the exchange notes and the exchange offer. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048     Chicago, Illinois 60661-2511

    You may also obtain copies of these documents by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC maintains an Internet site that contains reports, proxy statements and other documents relating to issuers, like Nevada Power (New York Stock Exchange symbol "NVP"), who file electronically with the SEC. The address of that site is http://www.sec.gov.

    You may also inspect reports, proxy statements and other documents relating to Nevada Power at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information.

    The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The documents described below which have been or will be filed by us with the SEC are incorporated by reference into this prospectus. The information contained in these documents is considered to be part of this prospectus, except that the information contained in later-dated documents will supplement, modify or supersede, as applicable, the information contained in earlier-dated documents.

    We incorporate by reference into this prospectus the document listed below and all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and prior to the time that the offering made by this prospectus is completed.


    - Nevada Power's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 1-4698



    - Nevada Power's Quarterly Report on Form 10-Q for quarter ended March 31, 1999, File No. 1-4698


    You should rely on the information contained in this prospectus. Neither we nor any initial purchaser has authorized anyone to provide you with different information. Neither we nor any initial purchaser is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume the prospectus is accurate as of any date other than the date on the front cover of this prospectus.

    You may obtain without charge a copy of any of the documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference into this document, by writing or telephoning Nevada Power Company, P.O. Box 230, Las Vegas, Nevada 89151,
Attention: Director of Treasury (telephone: (702) 367-5000).

                                   EXHIBIT A

                 PURSUANT TO THE PROSPECTUS DATED MAY 14, 1999
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
           ON JUNE 25, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE").

                              NEVADA POWER COMPANY
                             LETTER OF TRANSMITTAL
           6.20% SENIOR UNSECURED NOTES, SERIES B DUE APRIL 15, 2004
             TO: IBJ WHITEHALL BANK & TRUST COMPANY, EXCHANGE AGENT

         BY REGISTERED OR CERTIFIED MAIL:                     BY OVERNIGHT COURIER OR BY HAND:
        IBJ Whitehall Bank & Trust Company                   IBJ Whitehall Bank & Trust Company
                    P.O. Box 84                                       One State Street
               Bowling Green Station                                 New York, NY 10004
              New York, NY 10274-0084                      Attention: Securities Processing Window
  Attention: Reorganization Operations Department                   Subcellar One (SC-1)

                                 BY FACSIMILE:
                                 (212) 858-2611
                      Confirm by Telephone: (212) 858-2103

    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS INSTRUMENT VIA A FACSIMILE NUMBER OTHER THAN THE ONE LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

    The undersigned acknowledges receipt of the Prospectus, dated May 14, 1999 (the "Prospectus") of Nevada Power Company (the "Issuer") and the related Letter of Transmittal (the "Letter of Transmittal"), which together describe the Issuer's offer (the "Exchange Offer") to exchange $1,000 principal amount at maturity of their 6.20% Senior Unsecured Notes, Series B due April 15, 2004 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement, for each $1,000 principal amount at maturity of their outstanding 6.20% Senior Unsecured Notes, Series A due April 15, 2004 (the "Old Notes"), of which $130,000,000 principal amount at maturity is outstanding. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on June 25, 1999, unless the Issuer, in its sole discretion, extend the Exchange Offer, in which case the term shall mean the latest date and time to which the Exchange Offer is extended. The term "Holder" with respect to the Exchange Offer means any person:
(i) in whose name Old Notes are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered Holder or (ii) whose Old Notes are held of record by The Depository Trust Company ("DTC") and who desires to deliver such Old Notes by book-entry transfer at DTC. Certain terms used herein but not defined herein, shall have the respective meanings set forth in the Prospectus.

    This Letter of Transmittal is to be used by Holders if: (i) certificates representing Old Notes are to be physically delivered to the Exchange Agent herewith by Holders; (ii) tender of Old Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth in the Prospectus under "The Exchange Offer--Procedures for Tendering" by any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes (such participants, acting on behalf of Holders, are referred to herein as "Acting Holders"); or (iii) tender of Old Notes is to be made according to the guaranteed delivery procedures described in the Prospectus under the caption "The Exchange Offer--Guaranteed Delivery Procedures." See Instruction 2 below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

    The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer. Holders who wish to tender their Old Notes must complete this Letter of Transmittal in its entirety.

/ /        CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY DTC TO THE EXCHANGE AGENTS
           ACCOUNT AT DTC AND COMPLETE THE FOLLOWING:
           Name of Tendering Institution:
           DTC Book-Entry Account No.:
           Transaction Code No.:

/ /        CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED
           DELIVERY DELIVERED TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING (SEE INSTRUCTION
           2):
           Name of Registered or Acting Holder(s):
           Window Ticket No. (if any):
           Date of Execution of Notice of Guaranteed Delivery:

           Name of Eligible Institution that
           Guaranteed Delivery:

           If Delivered by Book-Entry Transfer,
           DTC Book-Entry Account No.:
           Transaction Code Number:

/ /        CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE
           PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.
           Name:
           Address:

    If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver the Prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering the Prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

           PLEASE NOTE: THE ISSUER HAS AGREED THAT, FOR A PERIOD OF 180 DAYS AFTER THE EXPIRATION
           DATE, THEY WILL MAKE COPIES OF THE PROSPECTUS AVAILABLE TO ANY PARTICIPATING
           BROKER-DEALER FOR USE IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES (PROVIDED THAT
           THE ISSUER RECEIVES NOTICE FROM ANY PARTICIPATING BROKER-DEALER OF ITS STATUS AS A
           BROKER-DEALER).
           Name:
           Address:
           Attention:

            PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL CAREFULLY
                        BEFORE COMPLETING ANY BOX BELOW

    List below the Old Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, the certificate numbers and principal amount at maturity of Old Notes should be listed on a separate signed scheduled affixed hereto.

                                           BOX 1
    DESCRIPTION OF 6.20% SENIOR UNSECURED NOTES, SERIES A DUE APRIL 15, 2004 (OLD NOTES)
                                                                           PRINCIPAL AMOUNT
                                                             AGGREGATE            AT
                                                             PRINCIPAL     MATURITY TENDERED
                                                             AMOUNT AT        (MUST BE IN
       NAME(S) AND ADDRESS(ES) OF                             MATURITY         INTEGRAL
          REGISTERED HOLDER(S)              CERTIFICATE    REPRESENTED BY     MULTIPLE OF
       (PLEASE FILL IN, IF BLANK)           NUMBER(S)**    CERTIFICATE(S)      $1,000)*

                                               TOTAL

 * Need not be completed by Holders who wish to tender with respect to all Old Notes listed. See Instruction 4.

   If the space provided above is inadequate, list the certificate numbers and principal amounts at maturity on a separate signed schedule and affix the list of this Letter of Transmittal.

** Need not be completed by Holders tendering by book-entry transfer.

------------------------------------------------------

                                     BOX 2
                       SPECIAL REGISTRATION INSTRUCTIONS
                         (See Instructions 4, 5 and 6)

 To be completed ONLY if certificates for Old Notes in a principal amount at maturity not tendered, or Exchange Notes issued in exchange for Old Notes accepted for exchange, are to be issued in a name other than the name appearing in Box 1 above.

 Issue certificate(s) to:
 Name _________________________________________________________________________
                                 (please print)
 Address ______________________________________________________________________
 ______________________________________________________________________________
                               (include zip code)
 ______________________________________________________________________________
                 (tax identification or social security number)

------------------------------------------------------
------------------------------------------------------

                                     BOX 3
                         SPECIAL DELIVERY INSTRUCTIONS
                         (See Instructions 4, 5 and 6)

 To be completed ONLY if certificates for Old Notes in a principal amount at maturity not tendered, or Exchange Notes issued in exchange for Old Notes accepted for exchange, are to be sent to an address other than the address appearing in Box 1 above, or if Box 2 is filled in, to an address other than the address appearing in Box 2.

 Deliver certificate(s) to:

 Name _________________________________________________________________________

                                 (please print)

 Address ______________________________________________________________________
 ______________________________________________________________________________

                               (include zip code)

 ______________________________________________________________________________
                 (tax identification or social security number)

-----------------------------------------------------

                                     BOX 4
                              BROKER-DEALER STATUS

 / / Check this box if the beneficial owner of the Old Notes is a participating broker-dealer and such participating broker-dealer acquired the Old Notes for its own account as a result of market-making activities or other trading activities.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW
                PLEASE READ ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

    Subject to the terms and conditions of the Exchange Offer, the undersigned hereby tenders to the Issuer the principal amount at maturity of Old Notes indicated in Box 1.

    Subject to and effective upon the acceptance for exchange of the principal amount at maturity of Old Notes tendered in accordance with this Letter of Transmittal, the undersigned sells, assigns and transfers to, or upon the order of, the Issuer all right, title and interest in and to the Old Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent its agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Issuer) with respect to the tendered Old Notes with the full power of substitution to (i) present such Old Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Old Notes on the account books maintained by DTC to, or upon, the order of, the Issuer, (ii) deliver certificates for such Old Notes to the Issuer and deliver all accompanying evidences of transfer and authenticity to, or upon the order of, the Issuer and (iii) present such Old Notes for transfer on the books of the Issuer and receive all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms of the Exchange Offer.

    The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Old Notes tendered hereby and that the Issuer will acquire good, valid and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, when the same are acquired by the Issuer. The undersigned hereby further represents that (i) the Exchange Notes are to be acquired by the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, in the ordinary course of business, (ii) the Holder or any other person receiving the Exchange Notes is not engaging and does not intend to engage in the distribution of the Exchange Notes, (iii) the Holder or any other person receiving the Exchange Notes has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iv) neither the Holder nor any other person receiving the Exchange Notes is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act. As indicated above, each participating broker-dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Issuer or any "affiliate" of the Issuer (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (iii) will deliver a Prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a Prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If applicable, the undersigned shall use its reasonable best efforts to notify the Issuer when it is no longer subject to such Prospectus delivery requirements. Unless otherwise notified in accordance with the instructions set forth herein in Box 4 under "Broker-Dealer Status," the Issuer will assume that the undersigned is not a participating broker-dealer. If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in and does not intend to engage in, a distribution of Exchange Notes.

    For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

    If any Old Notes tendered herewith are not accepted for exchange pursuant to the Exchange Offer for any reason, certificates for any such unaccepted Old Notes will be returned (except as noted below with respect to tenders through DTC), without expense, to the undersigned at the address shown below or to a different address as may be indicated herein in Box 3 under "Special Delivery Instructions" as promptly as practicable after the Expiration Date.

    All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the undersigned, and every obligation of the undersigned under this Letter of Transmittal shall be binding upon the undersigned's heirs, personal representative, successors and assigns.

    The undersigned understands that tenders of Old Notes pursuant to the procedures described under the caption "The Exchange Offer--Procedures for Tendering" in the Prospectus and in the instructions hereto will constitute a binding agreement between the undersigned and the Issuer upon the terms and subject to the conditions of the Exchange Offer, subject only to withdrawal of such tenders on the terms set forth in the Prospectus under the caption "The Exchange Offer--Withdrawal of Tenders."

    Unless otherwise indicated in Box 2 under "Special Registration Instructions," please issue the certificates representing the Exchange Notes issued in exchange for the Old Notes accepted for exchange and any certificates for Old Notes not tendered or not exchanged, in the name(s) of the registered Holder of the Old Notes appearing in Box 1 above (or in such event in the case of Old Notes tendered by DTC, by credit to the account of DTC). Similarly, unless otherwise indicated in Box 3 under "Special Delivery Instructions," please send the certificates, if any, representing the Exchange Notes issued in exchange for the Old Notes accepted for exchange and any certificates for Old Notes not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below in the undersigned's signature(s), unless tender is being made through DTC. In the event that the box entitled "Special Registration Instructions" and the box entitled "Special Delivery Instructions" both are completed, please issue the certificates representing the Exchange Notes issued in exchange for the Old Notes accepted for exchange in the name(s) of, and return any certificates for Old Notes not tendered or not exchanged to, the person(s) so indicated. The undersigned understands that the Issuer has no obligation pursuant to the "Special Registration Instructions" and "Special Delivery Instructions" to transfer any Old Notes from the name of the registered Holder(s) thereof if the Issuer does not accept for exchange any of the Old Notes so tendered.

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver the Old Notes, this Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer-- Guaranteed Delivery Procedures." See Instruction 2.

    The lines below must be signed by the registered Holder(s) exactly as their name(s) appear(s) on the Old Notes or, if tendered by a participant in DTC, exactly as such participant's name appears on a security position listing as the owner of Old Notes, or by person(s) authorized to become registered Holder(s) by a properly completed bond power from the registered Holder(s), a copy of which must be transmitted with this Letter of Transmittal. If Old Notes to which this Letter of Transmittal relate are held of record by two or more joint Holders, then all such Holders must sign this Letter of Transmittal.

                        PLEASE SIGN HERE WHETHER OR NOT
                 OLD NOTES ARE BEING PHYSICALLY TENDERED HEREBY

X
                                                                          date

            signature(s) of registered Holder(s)                          date
                  or authorized signatory

    Area Code and Telephone Number: --------------------------------

    If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, then such person must (i) set forth his or her full title below and (ii) submit evidence satisfactory to the Issuer of such person's authority so to act. See Instruction 5.
Name(s): _______________________________________________________________________
                                 (please print)
Capacity: ______________________________________________________________________
Address: _______________________________________________________________________
                               (include zip code)

                         MEDALLION SIGNATURE GUARANTEE
                         (IF REQUIRED BY INSTRUCTION 5)
        CERTAIN SIGNATURES MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION

signature(s) guaranteed by an Eligible Institution:

                  -------------------------------------------

                             (authorized signature)
                  -------------------------------------------

                                    (title)
                  -------------------------------------------

                                 (name of firm)
                  -------------------------------------------

                          (address, include zip code)
                  -------------------------------------------

                        (area code and telephone number)

Dated:
------------------------- , 1999

                                  INSTRUCTIONS
                    FORMING PART OF THE TERMS AND CONDITIONS
                             OF THE EXCHANGE OFFER

    1. DELIVERY OF THIS LETTER OF TRANSMITTAL AND CERTIFICATES FOR OLD NOTES OR BOOK-ENTRY CONFIRMATIONS. Certificates representing the tendered Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account with DTC), as well as a properly completed and duly executed copy of this Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an agent's message), a substitute Form W-9 (or facsimile thereof) and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. The method of delivery of certificates for Old Notes and all other required documents is at the election and sole risk of the tendering Holder and delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. As an alternative to delivery by mail, the Holder may wish to use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. Neither the Issuer nor the Exchange Agent is under any obligation to notify any tendering Holder of the Issuer's acceptance of tendered Old Notes prior to the completion of the Exchange Offer.

    2. GUARANTEED DELIVERY PROCEDURES. Holders who wish to tender their Old Notes but whose Old Notes are not immediately available and who cannot deliver their certificates for Old Notes (or comply with the procedures for book-entry transfer prior to the Expiration Date), the Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth below. Pursuant to such procedures:

        (i) such tender must be made by or through a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" with the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution");

        (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery in substantially the form attached to this Letter as Annex A (by facsimile transmission, mail, or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange Trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an agent's message), together with the tendered Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account with DTC) and any other requirement documents will be deposited by the Eligible Institution with the Exchange Agent; and

        (iii) the certificates representing the tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account with DTC), together with the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the Letter of Transmittal must be received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

    Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity or effect a revocation of any Letter of Transmittal form properly completed and executed by a Holder who attempted to use the guaranteed delivery procedure.

    3. TENDER BY HOLDER. Only a Holder or Acting Holder of Old Notes may tender such Old Notes in the Exchange Offer. Any beneficial owner of Old Notes who is not the registered Holder and who wishes to tender should arrange with such Holder to execute and deliver this Letter of Transmittal on such owner's behalf or must, prior to completing and executing this Letter of Transmittal and delivering such Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder.

    The method of delivery of this Letter, the Old Notes and all other required documents is at the election and risk of the tendering Holders, but the delivery will be deemed made only when actually received or confirmed by the Exchange Agent. If Old Notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to 5:00 P.M. New York City time on the Expiration Date.

    4. PARTIAL TENDERS. Tenders of Old Notes will be accepted only in integral multiples of $1,000 principal amount at maturity. If less than the entire principal amount at maturity of Old Notes is tendered, the tendering Holder should fill in the principal amount at maturity tendered in the column labeled "Principal Amount at Maturity Tendered" of the box entitled "Description of 6.20% Senior Unsecured Notes, Series A due April 15, 2004 (Old Notes)" (Box 1) above. The entire principal amount at maturity of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If the entire principal amount at maturity of Old Notes is not tendered, Old Notes for the principal amount at maturity of Old Notes not tendered and Exchange Notes exchanged for any Old Notes tendered will be sent to the Holder at his or her registered address, unless a different address is provided in the appropriate box on this Letter of Transmittal or unless tender is made through DTC.

    5. SIGNATURES ON THE LETTER OF TRANSMITTAL; BOND POWERS AND ENDORSEMENTS; MEDALLION GUARANTEE OF SIGNATURE. If this Letter of Transmittal is signed by the registered Holder(s) of the Old Notes tendered herewith, the signatures must correspond with the name(s) as written on the face of the tendered Old Notes without alteration, enlargement, or any change whatsoever.

    If any of the tendered Old Notes are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If any tendered Old Notes are held in different names on several Old Notes, it will be necessary to complete, sign, and submit as many separate copies of the Letter of Transmittal documents as there are names in which tendered Old Notes are held.

    If this Letter of Transmittal is signed by the registered Holder, and Exchange Notes are to be issued and any untendered or unaccepted principal amount at maturity of Old Notes are to be reissued or returned to the registered Holder, then the registered Holder need not and should not endorse any tendered Old Notes nor provide a separate bond power. In any other case, the registered Holder must either properly endorse the Old Notes tendered or transmit a properly completed separate bond power with this Letter of Transmittal (executed exactly as the name(s) of the registered Holder(s) appear(s) on such Old Notes), with the signature(s) on the endorsement or bond power guaranteed by an Eligible Institution unless such certificates or bond powers are signed by an Eligible Institution.

    If this Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence satisfactory to the Issuer of their authority to so act must be submitted with this Letter of Transmittal.

    No medallion signature guarantee is required if (i) this Letter of Transmittal is signed by the registered Holder(s) of the Old Notes tendered herewith and the issuance of Exchange Notes (and any Old Notes not tendered or not accepted) are to be issued directly to such registered Holder(s) and neither the "Special Registration Instructions" (Box 2) nor the "Special Delivery Instructions" (Box 3) has been completed, or (ii) the Old Notes are tendered for the account of an Eligible Institution. In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution.

    6. SPECIAL REGISTRATION AND DELIVER INSTRUCTIONS. Tendering Holders should indicate, in the applicable box, the name and address in which the Exchange Notes and/or substitute Old Notes for principal amount at maturity not tendered or not accepted for exchange are to be sent, if different from the name and address or account of the person signing this Letter of Transmittal. In the case of issuance in a different name, the employer identification number or social security number of the person named must also be indicated and the tendering Holders should complete the applicable box. Holders tendering Old Notes by book-entry transfer may request that Old Notes not exchanged be credited to such account maintained at the Book-Entry Transfer Facility as such noteholder may designate hereon.

    If no such instructions are given, the Exchange Notes (and any Old Notes not tendered or not accepted) will be issued in the name of and sent to the registered Holder of the Old Notes.

    7. TRANSFER TAXES. The Issuer will pay all transfer taxes, if any, applicable to the sale and transfer of Old Notes to the Issuer or its order pursuant to the Exchange Offer. If, however, New Notes and/or substitute Old Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered hereby, or if tendered Old Notes are registered in the name of any person other than the person signing this Letter, or if a transfer tax is imposed for any reason other than the transfer of Old Notes to the Issuer or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering Holder.

    Except as provided in this instruction 7, it will not be necessary for transfer tax stamps to be affixed to the Old Notes listed in this Letter of Transmittal.

    8. TAX IDENTIFICATION NUMBER. Under the federal income tax laws, payments that may be made by the Issuer on account of Exchange Notes issued pursuant to the Exchange Offer may be subject to backup withholding at the rate of 31%. In order to avoid such backup withholding, each tendering Holder should complete and sign the substitute Form W-9 included in this Letter of Transmittal and either (a) provide the correct taxpayer identification number ("TIN") and certify, under penalties of perjury, that the TIN provided is correct and that
(i) the Holder has not been notified by the Internal Revenue Service (the "IRS") that the Holder is subject to backup withholding as a result of failure to report all interest or dividends, or (ii) the IRS has notified the Holder that the Holder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption. If the tendering Holder has not been issued a TIN and has applied for one, or intends to apply for one in the near future, such Holder should write "Applied For" in the space provided for the TIN in Part I of the substitute Form W-9, sign and date the substitute Form W-9 and sign the certificate of payee awaiting taxpayer identification number. If "Applied For" is written in Part I, the Issuer (or the Exchange Agent with respect to Exchange Notes or a broker or custodian) may still withhold 31% of the amount of any payments made on account of the Exchange Notes until the Holder furnishes the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian) with its TIN. In general, if a Holder is an individual, the taxpayer identification number is the Social Security number of such individual. If the Exchange Agent or the Issuer are not provided with the correct TIN, the Holder may be subject to a $50 penalty imposed by the IRS. Certain Holders (including among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such Holder must submit a statement (generally, IRS Form W-8), signed under penalties of perjury, attesting to that individuals' exempt status. Such statements can be obtained from the Exchange Agent.

    Failure to complete the substitute Form W-9 will not, by itself, cause Old Notes to be deemed invalidly tendered, but may require the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian) to withhold 31% of the amount of any payments made on account for the Exchange Notes. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Note: the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian) may retain 31% of reportable payments made to a Holder during the sixty (60) day period following the date of the substitute Form W-9. If the Holder furnishes the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian) with his or her TIN within sixty (60) days of the substitute Form W-9, the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian) will remit such amounts retained during such sixty (60) day period to such Holder and no further amounts will be retained or withheld from payments made to the Holder thereafter. If, however, such Holder does not provide its TIN to the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian) within such sixty (60) day period, the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian) will remit such previously withheld amounts to the IRS as backup withholding and will withhold 31% of all reportable payments to the Holder thereafter until such Holder furnishes its TIN to the Issuer (or the Exchange Agent with respect to the Exchange Notes or a broker or custodian).

    9. VALIDITY OF TENDERS. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the right to reject any and all Old Notes not validly tendered or any Old Notes, the Issuer's acceptance of which would, in the opinion of the Issuer or its counsel, be unlawful. The Issuer also reserves the right to waive any conditions of the Exchange Offer or defects or irregularities in tenders of notes as to any ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer. The interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. The Issuer will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes; however, neither the Issuer, the Exchange Agent nor any other person is obligated to give notice of any defect or irregularity with respect to any tender of Old Notes nor shall any of them incur any liability for failure to give any such notice.

    10. WAIVER OF CONDITIONS. The Issuer reserves the absolute right to amend, waive, or modify specified conditions in the Exchange Offer in the case of any tendered Old Notes.

    11. NO CONDITIONAL TENDER. No alternative, conditional, irregular, or contingent tender of Old Notes will be accepted. All tendering Holders of Old Notes, by execution of this Letter, shall waive any right to receive notice of the acceptance of their Old Notes for exchange.

    12. MUTILATED, LOST, STOLEN, OR DESTROYED OLD NOTES. Any tendering Holder whose Old Notes have been mutilated, lost, stolen, or destroyed should contact the Exchange Agent at the address indicated above for further instructions.

    13. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions and requests for assistance and requests for additional copies of the Prospectus may be directed to the Exchange Agent at the address set forth on the first page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Exchange Offer.

    14. ACCEPTANCE OF TENDERED OLD NOTES AND ISSUANCE OF EXCHANGE NOTES; RETURN OF OLD NOTES. Subject to the terms and conditions of the Exchange Offer, the Issuer will accept for exchange all validly tendered Old Notes as soon as practicable after the Expiration Date and will issue Exchange Notes therefor as soon as practicable thereafter. For purposes of the Exchange Offer, the

Issuer shall be deemed to have accepted tendered Old Notes when, as and if the Issuer have given written and oral notice thereof to the Exchange Agent. If any tendered Old Notes are not exchanged pursuant to the Exchange Offer for any reason, such unexchanged Old Notes will be returned, without expense, to the undersigned at the address shown above or at a different address as may be indicated under "Special Delivery Instructions."

    15. WITHDRAWAL. Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "The Exchange Offer--Withdrawal of Tenders."

                       (DO NOT WRITE IN THE SPACE BELOW)

Certificate                           Old Notes                    Old Notes
Surrendered                           Tendered                     Accepted

Delivery
Prepared By:                         Checked By:                     Date:

                        PAYOR NAME: NEVADA POWER COMPANY

  Name (if joint names, list first and circle the name of the person or entity whose number you enter in Part 1 below. See instructions if your name has changed.)
  Address
  City, State and Zip Code
           SUBSTITUTE             PART 1 -- PLEASE PROVIDE     ---------------------------
            FORM W-9              YOUR TAXPAYER                  Social Security Number
   DEPARTMENT OF THE TREASURY     IDENTIFICATION NUMBER                    OR
    INTERNAL REVENUE SERVICE      ("TIN") IN THE BOX AT                   TIN:
                                  RIGHT AND CERTIFY BY
                                  SIGNING AND DATING BELOW

                                  PART 2 -- Check the box if you are NOT subject to backup
                                  withholding under the provisions of section 3408(a)(1)(C)
                                  of the Internal Revenue Code because (1) you have not
                                  been notified that you are subject to backup withholding
                                  as a result of failure to report all interest or
                                  dividends or (2) the Internal Revenue Service has
                                  notified you that you are no longer subject to backup
                                  withholding,
                                  or (3) you are exempt from back-up withholding. / /

                                  PART 3 -- Awaiting TIN. / /
  CERTIFICATION -- UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED
  ON THIS FORM IS TRUE, CORRECT AND COMPLETE.

  Signature: ---------------------------------------------------------------------  Date:
------------------------

Note: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
      OF 31% OF ANY PAYMENTS MADE PURSUANT TO THE EXCHANGE OFFER. YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

               CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me, and either (a) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service Center or Social Security Administrative Office, or
 (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a Taxpayer Identification Number by the time of the exchange, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.
 Signature: ________________________________________  Date: ___________________

                                    ANNEX A

                         NOTICE OF GUARANTEED DELIVERY
                                      FOR

           6.20% SENIOR UNSECURED NOTES, SERIES B DUE APRIL 15, 2004

                                       OF

                              NEVADA POWER COMPANY

    This form or one substantially equivalent hereto must be used to accept the Exchange Offer of Nevada Power Company (the "Issuer") made pursuant to the Prospectus dated May 14, 1999 (the "Prospectus") if certificates for the 6.20% Senior Unsecured Notes, Series A Due April 15, 2004 (the "Old Notes") are not immediately available or if holders of Old Notes ("Holders") cannot deliver their certificates for Old Notes (or comply with the procedures for book-entry transfer prior to the Expiration Date), the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date (as defined in the Letter of Transmittal). Such form may be delivered by hand or transmitted by facsimile transmission, overnight courier or mail to IBJ Whitehall Bank & Trust Company (the "Exchange Agent"). Certain capitalized terms used but not defined herein have the meaning given to them in the Prospectus.

To:  IBJ Whitehall Bank & Trust Company, Exchange Agent

BY REGISTERED OR CERTIFIED MAIL:               BY OVERNIGHT COURIER OR BY HAND:
IBJ Whitehall Bank & Trust Company             IBJ Whitehall Bank & Trust Company
P.O. Box 84                                    One State Street
Bowling Green Station                          New York, NY 10004
New York, NY 10274-0084                        Attention: Securities Processing Window
Attention: Reorganization Operations
  Department                                   Subcellar One (SC-1)

                                 BY FACSIMILE:
                                 (212) 858-2611
                      Confirm by Telephone: (212) 858-2103

    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.

    This form is not to be used to guarantee signatures. If a signature on the Letter of Transmittal to be used to tender Old Notes is required to be guaranteed by an "Eligible Institution" under the instructions thereto, such signature guarantee must appear in the applicable space provided in the Letter of Transmittal.

Ladies and Gentlemen:

    The undersigned hereby tenders to the Issuer, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (which together constitute the "Exchange Offer"), receipt of which is hereby acknowledged, the principal amount of Old Notes set forth below, pursuant to the guaranteed delivery procedures set forth in Instruction 2 of the Letter of Transmittal.

                                   Annex A-1

            NOTE: SIGNATURES MUST BE PROVIDED WHERE INDICATED BELOW

Principal Amount of Old Notes Tendered:       Name(s) of Record Holders:
$
Certificate Nos. (if available):              Addresses:
If Old Notes will be delivered by book-entry  Area Code and Telephone Number:
transfer to The Depository Trust Company,
provide account number                        Signature(s):
Account Number:

                  THE ACCOMPANYING GUARANTEE MUST BE COMPLETED

                                   Annex A-2

                                   GUARANTEE

                    (Not to be used for signature guarantee)

    The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby (a) represents that the above named person(s) "own(s)" the Old Notes tendered hereby within the meaning of Rule 10b-4 under the Exchange Act, (b) represents that such tender of Old Notes complies with Rule 10b-4 under the Exchange Act and (c) guarantees that delivery to the Exchange Agent or certificates for the Old Notes tendered hereby, in proper form for transfer, with delivery of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature and any other required documents, will be received by the Exchange Agent at one of the addresses set forth above within three New York Stock Exchange trading days after the Exchange Date.

                Name of Firm:
                   Address:                       Authorized Signature
                Telephone No.:                    Name:  (please print or type)
                                                  Title:
                                                  Date:

NOTE: DO NOT SEND OLD NOTES WITH THIS FORM; OLD NOTES SHOULD BE SENT WITH YOUR LETTER OF TRANSMITTAL SO THAT THEY ARE RECEIVED BY THE EXCHANGE AGENT WITHIN THREE NEW YORK STOCK EXCHANGE TRADING DAYS AFTER THE EXPIRATION DATE.

                                   Annex A-3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEVADA POWER COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                                PROSPECTUS GUIDE


                                                    PAGE
                                                    -----
Forward-Looking Statements.....................           2
Prospectus Summary.............................           3
The Company....................................           3
The Exchange Offer.............................           4
Summary of Terms of the Exchange
  Notes........................................           6
Selected Historical Financial
  Information..................................           8
Risk Factors...................................          10
Use of Proceeds................................          12
Capitalization.................................          13
The Exchange Offer.............................          14
Description of the Exchange Notes..............          25
Book-Entry System; Delivery and Form...........          34
Material U.S. Federal Income Tax
  Consequences.................................          37
Plan of Distribution...........................          40
Legal Matters..................................          41
Experts........................................          41
Where You Can Find More Information............          41
Incorporation of Documents by
  Reference....................................          42
Exhibit A - Letter of Transmittal..............         A-1


                              NEVADA POWER COMPANY

                                     [LOGO]

                                    EXCHANGE
                               OFFER RELATING TO

                                  $130,000,000
                             6.20% SENIOR UNSECURED
                                NOTES, SERIES B
                               DUE APRIL 15, 2004

                                 -------------

                                   PROSPECTUS
                                 -------------


                                          , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As permitted by Section 78.037 of the Nevada General Corporation Law, the Company has included in its Restated Articles of Incorporation a provision which states that a director or officer of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such limitation of liability is prohibited by Nevada General Corporation Law as the same exists or may hereafter be amended. Section 78.037 currently provides that any such provision may not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of the Nevada General Corporation Law.

    As permitted by Section 78.751 of the Nevada General Corporation Law,
Article VIII of the Company's Bylaws provides for the indemnification by the Company, including suits brought by or on behalf of the Company, of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada law.

    As permitted by the Nevada General Corporation Law and Article VIII of the Company's Bylaws, the Company has entered into indemnity agreements with its directors and officers that provide for indemnification of such individuals to the fullest extent permitted under Nevada law, and the Company maintains director's and officer's liability insurance for its directors and officers against certain liabilities.


ITEM 21.  EXHIBITS



        2.1  Agreement and Plan of Merger by and among Nevada Power Company, Sierra Pacific
               Resources, Desert Merger Sub, Inc. and Lake Merger Sub, Inc. dated as of April 29,
               1998 (incorporated by reference from the Company's Current Report on Form 8-K dated April 29, 1998, File No. 1-4698). (previously filed by incorporation by reference)

        4.1  Form of Senior Unsecured Note Indenture between Nevada Power Company and IBJ
               Whitehall Bank & Trust Company dated as of April 1, 1999. (previously filed)

        4.2  Supplemental Indenture No. 1 between Nevada Power Company and IBJ Whitehall Bank &
               Trust Company dated as of March 1, 1999. (previously filed)

        4.3  Supplemental Indenture No. 2 between Nevada Power Company and IBJ Whitehall Bank &
               Trust Company dated as of April 1, 1999 (which includes the Letter of Transmittal and Notice of Guaranteed Delivery).

        4.4  Form of Exchange Note (included in Exhibit 4.3). (previously filed)

        4.5  Exchange and Registration Rights Agreement dated as of March 1, 1999 between Nevada
               Power Company and Prudential Securities as representative of the initial purchasers. (previously filed)

        5.1  Opinion of Best Best & Krieger LLP, relating to the legality of the exchange notes.
               (previously filed)

       12.1  Statement Re: Computation of Ratio of Earnings to Fixed Charges.

       23.1  Consent of Richard L. Hinckley, Esq. (included in Part II of this Amendment No. 1 to
               Registration Statement)

       23.2  Consent of Best Best & Krieger LLP. (included in Part II of this Amendment No. 1 to
               Registration Statement)

       23.3  Consent of Deloitte & Touche LLP. (included in Part II of this Amendment No. 1 to
               Registration Statement)

       25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
               IBJ Whitehall Bank & Trust Company, as Indenture Trustee. (previously filed)



ITEM 22.  UNDERTAKINGS


    The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas and State of Nevada on the 12th day of May, 1999.



                                NEVADA POWER COMPANY

                                By:            /s/ STEVEN W. RIGAZIO
                                     -----------------------------------------
                                                 Steven W. Rigazio
                                       VICE PRESIDENT, FINANCE AND PLANNING,
                                       TREASURER AND CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated:



(1)        PRINCIPAL EXECUTIVE OFFICER

                       * MICHAEL R. NIGGLI               Chief Executive Officer,
           -------------------------------------------     President, Chief
                        Michael R. Niggli                  Operating Officer and      May   , 1999
                                                           Director

(2)        PRINCIPAL FINANCIAL AND PRINCIPAL ACCOUNTING
           OFFICER

                      /s/ STEVEN W. RIGAZIO              Vice President, Finance and
           -------------------------------------------     Planning, Treasurer and    May 12, 1999
                        Steven W. Rigazio                  Chief Financial Officer

(3)        DIRECTORS

           -------------------------------------------   Director                     May   , 1999
                        Mary Kaye Cashman

                        * MARY LEE COLEMAN
           -------------------------------------------   Director                     May 12, 1999
                         Mary Lee Coleman

                      * FRED D. GIBSON, JR.
           -------------------------------------------   Director                     May 12, 1999
                       Fred D. Gibson, Jr.

                        * JOHN L. GOOLSBY
           -------------------------------------------   Director                     May 12, 1999
                         John L. Goolsby

                          * JERRY HERBST
           -------------------------------------------   Director                     May 12, 1999
                           Jerry Herbst

           -------------------------------------------   Director                     May   , 1999
                        Charles A. Lenzie

           -------------------------------------------   Director                     May   , 1999
                         John F. O'Reilly

                         * FRANK E. SCOTT
           -------------------------------------------   Director                     May 12, 1999
                          Frank E. Scott

                          * J.A. TIBERTI
           -------------------------------------------   Director                     May 12, 1999
                           J.A. Tiberti



*By:    /s/ STEVEN W. RIGAZIO
      -------------------------
          Steven W. Rigazio
         STEVEN W. RIGAZIO,
          ATTORNEY-IN-FACT)